Deed No. 134/2010	EXHIBIT 2.1
Recorded
at Frankfurt am Main on this 29th day of April 2010,
before me, the undersigned attorney-at-law Dr. Frank Schreiber as officially appointed representative of the Notary
Dr. Klaus Sommerlad
practicing in Frankfurt am Main
appeared today:
a)	Dr. Christoph Papenheim, born 28 March 1967, with business address c/o DLA Piper UK LLP, Westhafenplatz 1, 60327 Frankfurt am Main, identified by presenting his valid identity card no. 401427646.
The deponent on the first part declared that in the following transaction he is not acting in his own name but in the name and on behalf of:
CareFusion Germany 234 GmbH, a limited liability company organized under the laws of the Federal Republic of Germany with registered office at Höchberg, Federal Republic of Germany, registered with the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Würzburg under registration number HRB 7004 (“Seller or Vendor”), pursuant to an undated power of attorney, a copy of which was available at the recording, the original will be submitted by the seller and a certified copy of which will be attached to this deed.

b)	Dr. Thomas Schulz, born 5 October 1963, with business address c/o Noerr LLP, Börsenstraße 1, 60313 Frankfurt am Main, identified by presenting his valid German passport no. 8356101563.
The deponent on the second part declared that in the following transaction he is not acting in his own name but in the name and on behalf:
Blitz F10-acht-drei-fünf GmbH & Co. KG, a limited partnership (“Purchaser”), organized under the laws of the Federal Republic of Germany registered with the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Frankfurt am Main under registration number HRB 45651, with registered office c/o Noerr LLP, Börsenstraße 1, 60313 Frankfurt am Main, Federal Republic of Germany, represented by its general partner Blitz F10-zwei-drei GmbH, registered with the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Frankfurt am Main under registration number HRB 87888, pursuant to a power of attorney dated 27 April 2010, 14.50 p.m, Deed No. 211/2010-US of the notary Dr. Ulf Schuler, the original of which was presented to the deputy notary and a certified copy of which is attached hereto.
The deponents requested that this Agreement be recorded in the English language and stated that they had sufficient command of the English language. The deputy notary, who himself has sufficient command of the English language, verified that the deponents have in fact such sufficient command of the English language.
Before the recording the deputy notary explained the persons appearing Sec. 3 para. 1 no. 7 of the German Notarisation Act (Beurkundungsgesetz). In response to the relevant question of the deputy notary, the deponents declared that neither he, the notary or any of their partners had already been acting in this matter within the meaning of Sec. 3 para. 1 no. 7 of the German Notarisation Act.
The deponents requested the recording of the following:
In the following deed reference is made to the Deed in Reference deed no. 133/2010 of the notary Dr. Klaus Sommerlad dated 28 April 2010. The original of the deed was available during this recording. The persons appearing stated that the content of said deed is known to them. They further waived the right that said deed was read out to them and that a certified copy thereof is to be sealed to this deed. The deputy notary advised the persons appearing of the meaning of such reference to said deed.
The deponents approved of any and all statements made on behalf of the Parties by Mrs. Doris Wagner in the Deed in Reference.
The Schedules 3.5, 5.11, 7.3, 7.4, 7.6, 8, 9, 10 and 12 referenced in this deed form part of the Deed in Reference deed no.133/2010 of the notary Dr. Klaus Sommerlad including such annexes and exhibits to those schedules which have been notarised as part of the Deed in Reference.

To the Deed in Reference the following amendments und changes are agreed by the parties:
•	an extract of the commercial register of the Subsidiary to Schedule 3.5 (Appendix I)

•	Schedule 7.3 shall include Annex A (Appendix II)

•	Schedule 7.3 shall include Schedule A (Appendix III)
•	Schedule 7.4 shall include Schedules 1, 2 and 3 to the Supply Agreement between Research Services Germany 234 GmbH and CareFusion Germany 234 GmbH (Appendix IV)
•	Schedule 7.4 shall include Schedules 1, 2 and 3 to the Supply Agreement between CareFusion Germany 234 GmbH and Research Services Germany 234 GmbH (Appendix V)
•
Schedule 8 shall be exchanged with the new version (Appendix VI). The English text in Appendix VI does not form part of this notarial deed and is for simplification purposes only. The persons appearing declared this expressly and waived an official reading. The German wording shall prevail.

•	the following Appendices are additional attachments to schedule 8:

Appendix VII is attachment 2.1.a) and 2.1.b)

Appendix VIII is attachment 2.1.c)

Appendix IX is attachment 2.1.d)

Appendix X is attachment 2.2

Appendix XI is attachment 2.4

Appendix XII is attachment 8.9
•	Schedule 10 shall include Appendix XIII (copyright assignment agreement) and Appendix XIV (trademark transfer agreement)
•	in Schedule 12 Part 2 paragraph 1.c “blue” shall be replaced by “yellow”

•	Schedule 12 Part 2, Annex 1, shall be exchanged with Schedule 12 Part 3, Annex 1.

AGREEMENT
relating to
the sale, purchase and transfer of all shares in
Research Services Germany 234 GmbH
between
(1) CareFusion Germany 234 GmbH
and
(2) Blitz F10-acht-drei-fünf GmbH & Co. KG

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	7

2.	SALE, PURCHASE AND TRANSFER OF SHARES	12

3.	BREACH OF CONDITIONS, WARRANTIES AND COVENANTS AND LONG STOP DATE	12

4.	CONSIDERATION	12

5.	COMPLETION	13

6.	WARRANTIES OF SELLER	13

7.	LIMITATION ON THE SELLER’S LIABILITY	14

8.	TAX INDEMNIFICATION	14

9.	SELLER’S COVENANTS	14

10.	WARRANTIES AND COVENANTS OF PURCHASER	15

11.	COOPERATION	16

12.	CROSS INDEMNIFICATION AND TRANSFER OF US EMPLOYEES AND US AND OTHER NON-GERMAN ASSETS	16

13.	INFORMATION	17

14.	ANNOUNCEMENTS	17

15.	COSTS	17

16.	ASSIGNMENTS	18

17.	ENTIRE AGREEMENT	18

18.	SEVERABILITY	18

19.	NOTICES	18

20.	GOVERNING LAW AND ARBITRATION	19

THIS AGREEMENT (the “Agreement”) is
BETWEEN:
(1)	The Seller; and

(2)	The Purchaser
BACKGROUND
A.
Research Services Germany 234 GmbH in Gründung (“Company”) is a limited liability company organized under the laws of the Federal Republic of Germany with office at Höchberg, Federal Republic of Germany, which will be registered with the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Würzburg. The Company has a registered share capital in the nominal amount of EUR 25,000, divided into 25,000 shares of EUR 1 each, the shares being numbered from 1 to 25,000 (“Current Shares”). The Shares are fully paid up.

B.
According to a hive out agreement to be entered into on or about May 2, 2010 (before a notary in Frankfurt am Main, Federal Republic of Germany) (“Hive Out Agreement”), the research services business of the Seller will be hived out into the Company pursuant to Sec. 123 (3) of the German Reorganization Act (Umwandlungsgesetz — UmwG) (the “Hive Out”). The registration of the Hive Out with the Commercial Register — upon which the Hive Out becomes effective — has not yet occurred, but is a Condition for the Completion of this Agreement. As consideration of the Hive Out, 100 shares of EUR 1 each of the Company (“Hive Out Shares”, the Current Shares and the Hive Out Shares together the “Shares”) are granted to the Seller with effect upon registration of the Hive Out with the Commercial Register. The increased nominal share capital of the Company will be 25,100 shares of EUR 1 each.

C.
Upon the Hive Out taking effect, the Company will hold two shares in the nominal amounts of EUR 21,300 and EUR 3,800 representing the entire share capital in the nominal amount of EUR 25,100 of BIOSIGNA GmbH Institut für Biosignalverarbeitung und Systemanalyse, with registered office in Munich, registered with the Commercial Register of the Local Court of Munich under registration number HRA 163461 (“Subsidiary”).

D.
The research services business of the Seller to be hived-out into the Company consists of the provision of customized hardware, software and services to support clinical trials through three areas: respiratory, cardiac safety and electronic patient reported outcomes (ePRO) including selling and marketing to pharmaceutical companies and clinical research organizations and other companies or suppliers providing similar hardware, software or services to pharmaceutical companies and clinical research organizations, and the provision of such customized hardware, software and services in such areas to the primary care market (“Business”).

E.	The Seller is the legal and beneficial owner of all Current Shares and upon Completion will also be the legal and beneficial owner of all Hive Out Shares.
F.
The Seller intends to sell and transfer, and the Purchaser intends to purchase and accept the transfer of, the Shares and the assets transferred pursuant to the US Transfer Documents for the Consideration and upon the terms and conditions set out in this Agreement.

IT IS AGREED:
1.	DEFINITIONS AND INTERPRETATION
1.1.	In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:
“Accounts Date” shall be 31 December 2009;
“Affiliate(s)” means, with respect to any person, any affiliated entity within the meaning of Sec. 15 of the German Stock Corporation Act (Aktiengesetz);
“Agreed Form” shall have the meaning set forth in Clause 1.2.7;
“Anti-Kickback Statute” shall have the meaning set forth in Schedule 3, Clause 18.5;
“Antitrust Laws” shall have the meaning set forth in Schedule 3, Clause 17.2;
“Audited Financial Statements” shall have the meaning set forth in Schedule 5, Clause 12;
“Balance Sheet Date” shall be 31 December 2009;
“Business” shall have the meaning set forth in Preamble D;
“Business Day” means a day other than a Saturday or Sunday on which banks are open for commercial business in Frankfurt am Main, Federal Republic of Germany, San Diego, California, USA., and Philadelphia, Pennsylvania, USA.;
“Cash” shall mean the consolidated aggregate amount, as at close of business on the Completion Date as shown by the Completion Accounts, of cash and cash equivalents, in each case calculated on a US GAAP basis and, notwithstanding the foregoing , in each case including accrued or unpaid interest thereon up to and including the Completion Date; for the avoidance of doubt, “Cash” shall also include cash of the Subsidiary.
“Claim Addressee” shall have the meaning set forth in Schedule 2, Clause 5.1;
“Closing Actions” shall have the meaning set forth in Clause 5;
“Company” shall have the meaning set forth in Preamble A;
“Completion” means the performance of all the obligations of the parties to this Agreement set out in Clause 5;
“Completion Accounts” means the Balance Sheet of the Business as described in Schedule 1 Part 1 Clause 1;
“Completion Date” means the date on which all Conditions have been fulfilled or waived, currently expected to be 28 May 2010;
“Completion Payment” shall have the meaning set forth in Clause 4.2;
“Condition[s]” shall have the meaning set forth in Schedule 5;

“Covenants” shall be the Seller’s covenants as set out in Clause 9;
“Consideration” means the consideration for the Shares set out in Clause 4;
“Cross-Indemnification Obligation” shall have the meaning set forth in Clause 12.1;
“Current Shares” shall have the meaning set forth in Preamble A;
“Deferred Revenues” means amounts billed for goods or services that have yet to be provided. For the avoidance of doubt, Deferred Revenues does not include (i) any amounts that would be deferred if revenues for project management services had been recognized on a straight-line basis over the duration of the contract rather than the Business’ historical practice of revenue recognition, which has been based on the Business’ estimate of labor hours expected to be spent on such services over the duration of the contract (provided that such remaining billings on open contracts for project management services reasonably represent the cost plus representative profit for the remaining services required to be undertaken by the project management group in order to complete the projects as required under the contracts) or (ii) any amounts deferred on goods that have been delivered but for which no revenues have been recognized due to the absence of a signed contract.
“Designated Individual” shall mean (a) with respect to Seller: Paul ter Grote, Hans- Joachim Schülke, Vivek Jain, Carsten Heil and Ralf Lother and (b) with respect to Purchaser: Keith Schneck, Tom Devine, John Sory, and Amy Furlong;
“Developers” shall have the meaning set forth in Schedule 3, Clause 15.4;
“Disputes” shall have the meaning set forth in Clause 20.2;
“Draft Completion Accounts” shall have the meaning set forth in Schedule 1, Part 1, Clause 3;
“Employee(s)” shall have the meaning set forth in Schedule 3, Clause 11.1;
“E&Y Audit Costs” shall have the meaning set forth in Clause 15;
“Expert” shall have the meaning set forth in Schedule 1, Part 2, Clause 1;
“Financial Statements” shall have the meaning set forth in Schedule 3, Clause 5.1;
“Guaranty” shall have the meaning set forth in Schedule 9;
“Guarantors” means CareFusion Corporation and eResearchTechnology, Inc. who have guaranteed the respective obligations of the Seller or the Purchaser and the Company, as the case may be, in accordance with the Guaranty attached as Schedule 9 hereto;
“Hive Out” shall have the meaning set forth in Preamble B;
“Hive Out Agreement” shall have the meaning set forth in Preamble B;
“Hive Out Shares” shall have the meaning set forth in Preamble B;

“Indebtedness “ shall mean the consolidated aggregate amount, as at close of business on the Completion Date as shown by the Completion Accounts, of (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations as lessee under capitalized leases, and (iv) any obligations under acceptance credit, letters of credit or similar facilities, in each case as determined on a US GAAP basis.
“Inventory” shall mean raw materials, work-in-progress and finished products, but specifically excludes rental equipment (provided that the classification of finished products as either Inventory or rental equipment shall be made on a consistent basis in the Unaudited Financial Statements, the Audited Financial Statements, the Quarterly Financial Statements and the Completion Accounts);
“Indemnifiable Taxes” shall have the meaning set forth in Schedule 4, Clause 2.1;
“Intellectual Property” shall have the meaning set forth in Schedule 3, Clause 15.1;
“Key Employee(s)” shall have the meaning set forth in Schedule 3, Clause 11.1;
“Know-How” shall have the meaning set forth in Schedule 3, Clause 15.2;
“Knowledge” means that a person (including a Designated Individual) shall be deemed to have Knowledge of a particular fact or other matter if: (i) a person is actually aware of that fact or matter; or (ii) a prudent person could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of the fact or matter. With respect to a person other than an individual, Knowledge of a particular fact or other matter shall be the Knowledge of any Designated Individual of such person;
“Lien” means (in each case other than any Lien created by operation of law, gesetzliches Pfandrecht, with the exception of Pfändungspfandrechte) (i) any lien including any lien relating to Taxes, pledge, or negative pledge; (ii) any mortgage, deed of trust, security interest, charge in the nature of a lien, security interest or encumbrance; (iii) any title retention agreement (other than a title retention agreement entered into in the ordinary course of business), right of first refusal, right of first purchaser or other similar option or right; (iv) any conditional sale agreement, easement, right of way, variance of other real estate declaration; (v) any rental, hire purchaser, credit sale or other agreement for payment on deferred terms; or (vi) any other transfer or other restrictions, servitude or other encumbrances of any kind;
“Losses” shall have the meaning set forth in Schedule 2, Clause 1.3;
“Material Adverse Effect” means, with respect to the Company, the Subsidiary or the Business, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is or could reasonably be expected to be materially adverse to the assets, business, results of operations or financial condition of the Company, the Subsidiary or the Business and that has or could reasonably be expected to have a negative financial impact on the Company, the Subsidiary or the Business exceeding USD 10,000,000 (in words: US Dollars ten million), other than those effects, events, developments or changes to the extent resulting from (i) general changes after the date hereof in capital markets, general economic conditions or the industries in which the Company or the Subsidiary operate that do not materially affect the Company or Subsidiary disproportionately more than the industry in general, (ii) any outbreak after the date hereof of hostilities or war, (iii) the announcement of this Agreement, or (iv) any change in the law or US GAAP after the date of this Agreement;

“Material Contracts” shall have the meaning set forth in Schedule 3, Clause 12.9;
“Notice” shall have the meaning set forth in Schedule 1, Part 1, Clause 3;
“Open Source Materials” shall have the meaning set forth in Schedule 3, Clause 15.9;
“Pension Policies” shall have the meaning as set forth in the definition of “Working Capital” below;
“Permits” shall have the meaning set forth in Schedule 3, Clause 14.1;
“Policies” shall have the meaning set forth in Schedule 3, Clause 9.1;
“Products” shall have the meaning set forth in Schedule 3, Clause 15.7;
“Quarterly Financial Statements” shall have the meaning set forth in Schedule 3, Clause 5.1;
“Seller’s Group” means the Seller and its Affiliates;
“Seller’s Solicitors” means DLA Piper UK LLP, Westhafenplatz 1, 60327 Frankfurt am Main, Federal Republic of Germany;
“Shares” shall have the meaning set forth in Preamble B;
“Source Code” shall have the meaning set forth in Schedule 3, Clause 15.10;
“Straddle Period” shall have the meaning set forth in Schedule 4, Clause 5;
“Subsidiary” shall have the meaning set forth in Preamble C;
“Supply Agreements” shall have the meaning set forth in Schedule 7, Clause 4;
“Systems” shall have the meaning set forth in Schedule 3, Clause 19;
“Tax Indemnification Payment” shall have the meaning set forth in Schedule 4, Clause 2.1;
“Taxes” shall have the meaning set forth in Schedule 4, Clause 1;
“Tax Authority” shall have the meaning set forth in Schedule 4, Clause 1;
“Tax Returns” shall have the meaning set forth in Schedule 4, Clause 1;
“Third Party Claim” shall have the meaning set forth in Schedule 2, Clause 5.1;

“Transaction Documents” shall have the meaning set forth in Schedule 3, Clause 2.1;
“TSA” shall have the meaning set forth in Schedule 7, Clause 3;
“Unaudited Financial Statements” shall have the meaning set forth in Schedule 3, Clause 5.1;
“US Assignment” shall have the meaning set forth in Clause 12.2;
“US GAAP” means accounting principles generally accepted in the United States;
“US Transfer Documents” shall have the meaning set forth in Clause 12.2;
“Warranties” means the warranties set forth in Schedule 3; and
“Working Capital” shall mean as at close of business on the Completion Date as shown by the Completion Accounts, the balance of (i) consolidated aggregate amount of current assets, including without limitation, accounts receivable (including amounts subject to reimbursement pursuant to Clause 10.6 below for the amounts payable under the Management Incentive Plan and the CareFusion Corporation Employee Bonus Plan (collectively, the “Bonuses”), and Inventory (subject in each case to appropriate reserves), prepaid expenses and other current assets, the cash surrender value of the pension insurance policies taken out by the Seller with respect to Hans-Joachim Schülke and Paul ter Grote (“Pension Policies”), but excluding Cash; less (ii) the consolidated aggregate amount of accounts payable, accrued liabilities (including the Bonuses, which shall be paid by the Purchaser post-Completion pursuant to Clause 10.6 below), Actuarial Pension Liabilities (as defined in Schedule paragraph 8) and Deferred Revenues, in each case determined in accordance with US GAAP applied on a basis consistent with the Audited Financial Statements except as contemplated by clause (i) or clause (ii) of the definition of Deferred Revenues.
1.2.	In this Agreement where the context admits:
1.2.1.	reference to a Clause, Schedule or paragraph is to a Clause, Schedule or a paragraph of a Schedule of or to this Agreement respectively;
1.2.2.	reference to the parties to this Agreement includes their respective successors, permitted assigns and personal representatives;
1.2.3.	reference to any party to this Agreement comprising more than one person includes each person constituting that party;
1.2.4.	reference to any gender includes the other gender;
1.2.5.	reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;
1.2.6.	the index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this Agreement; and
1.2.7.	the “Agreed Form” in relation to any document means the form agreed between the parties to this Agreement and, for the purposes of identification only, initialed by or on behalf of the parties.

1.3.
If provisions in this Agreement include English terms after which, in either the same provision or elsewhere in this Agreement, German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

2.	SALE, PURCHASE AND TRANSFER OF SHARES
2.1.	The Seller hereby sells to the Purchaser the Shares. The Purchaser hereby accepts such sale from the Seller.
2.2.
The Seller hereby transfers the Shares, subject to the following condition precedent (Abtretung). The Purchaser, subject to the following condition precedent, hereby accepts such transfer of the Shares. The aforementioned transfer and acceptance of transfer shall be subject to the condition precedent of the payment of the Completion Payment, which condition is irrefutably presumed to have occurred once the Seller has signed a confirmation of receipt of payment. Seller shall notify the officiating notary in writing (with advance faxcopy to 004969719190219) of its confirmation of receipt of payment and attach a photocopy of its signed confirmation of receipt of payment.

2.3.
The Purchaser acquires all ancillary rights and claims pertaining to the Shares free from all Liens and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including (without limitation) all dividends and distributions declared paid or made in respect of them.

2.4.
The obligation of the Seller and the Purchaser to effectuate the Completion of this Agreement, including the obligations of the Purchaser to pay the Consideration, shall be contingent on the Conditions.

3.	BREACH OF CONDITIONS, WARRANTIES AND COVENANTS AND LONG STOP DATE
3.1.
Subject to the fulfillment or waiver (by the Party to whose benefit the Condition is applicable) of the Conditions, the parties endeavor to effect Completion on 28 May 2010 or as soon thereafter as the Conditions may be satisfied or so waived, but in no event, later than 30 June 2010 or such later date as may be agreed in writing by the parties (“Long Stop Date”). If the Conditions have not all been fulfilled or waived by the Party to whose benefit the Condition is applicable, by the Long Stop Date, the Seller, on the one hand, and the Purchaser, on the other hand, shall be entitled to rescind (zurücktreten) this Agreement, and, except as set forth in Clause 3.2, none of the parties shall have any further rights or obligations under this Agreement. A Party shall not be entitled to rescind this Agreement in case that Party has caused a Condition not to be fulfilled.

3.2.
Upon termination of this Agreement pursuant to Clause 3.1, there shall be no further obligation or liability hereunder, provided, however, that the provisions of Clauses 3.2. and Clauses 14 through 20 shall survive such termination and provided, further, that no such termination shall affect in any respect any claim a party may have for damages (including, without limitation, fees and expenses of the transaction) in the event one party has caused a Condition not to be fulfilled to avoid Completion of this Agreement.

4.	CONSIDERATION
4.1.	The Consideration shall be USD 81,000,000 (US Dollars eighty one million) adjusted on the basis of the Completion Accounts as follows (“Consideration”):
4.1.1.	by adding Cash;

4.1.2.	by deducting Indebtedness;
4.1.3.
if the Working Capital exceeds USD 9,400,000.00 (US dollars nine million four hundred thousand), by adding a sum equal to the Working Capital in excess of USD 9,400,000.00 (US dollars nine million four hundred thousand); and

4.1.4.
if the Working Capital is less than USD 9,400,000.00 (nine million four hundred thousand US dollars), by deducting the amount by which the Working Capital is less than USD 9,400,000.00 (US dollars nine million four hundred thousand).

4.2.
Prior to Completion, the Seller shall determine in good faith and in reasonable consultation with the Purchaser an estimate of the Consideration as of Completion (“Completion Payment”). The Seller shall no later than five (5) Business Days before Completion notify the Purchaser of the amount of the Completion Payment, setting forth in reasonable detail the basis for the calculation of the Completion Payment.

4.3.
On Completion, the Purchaser shall pay the Completion Payment to the Seller by wire transfer of immediately available funds free of any costs and charges into an account of Seller, details of which the Seller shall supply to the Purchaser no later than five Business Days before Completion.

4.4.	Within five Business Days of the agreement or determination of the Completion Accounts in accordance with Schedule 1:
4.4.1.	if the Consideration (determined on the basis of Completion Accounts) exceeds the Completion Payment, the Purchaser shall pay the balance thereof to the Seller; or
4.4.2.	if the Completion Payment exceeds the Consideration, the Seller shall repay to the Purchaser the overpayment of the Consideration.
4.4.3.
Any payment to be made pursuant to Clauses 4.4.1 or 4.4.2 shall be made together with interest on the amount payable from and including the day after the Completion Date to (but excluding) the actual date of payment at the rate of three percentage points per annum above the base interest rate (Basiszinssatz) as published from time to time by the German Federal Bank (Deutsche Bundesbank). Such interest shall accrue from day to day, and shall be compounded monthly.

5.	COMPLETION

Completion shall take place at the offices of Seller’s Solicitors on the Completion Date when each of the parties shall comply with the provisions of Schedule 7. On the Completion Date, the parties shall take the actions, or cause those actions to be taken (“Closing Actions”) listed in Schedule 7.

6.	WARRANTIES OF SELLER
6.1.
The Seller represents and warrants by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) to the Purchaser that on (i) the date hereof and (ii) the later of (x) the Completion Date or (y) in the event a Warranty determines its own reference date, as of such reference date, provided, however, that those Warranties referring to the Company shall apply to the Business from the date of the signing of this Agreement until the date at which the Business is effectively hived out from the Seller to the Company and shall apply to the Company as of Completion.

6.2.
Each of the statements set out in Schedule 3 is, and will be true, accurate and complete in all respects and not misleading. The Seller shall be entitled to update all Schedules of this Agreement to reflect the status on the Completion Date with respect to any events or circumstances occurring after signing of this Agreement, within five (5) Business Days of each such event or circumstance. The scope and content of each Warranty of Seller contained in Schedule 3, as well as Seller’s liability arising therefrom shall be conclusively (abschließend) defined by the provisions of this Agreement (including the limitations on Purchaser’s rights and remedies), which shall be an integral part of the Warranties of Seller, and no Warranty of Seller shall be construed as a guarantee (Garantie für die Beschaffenheit der Sache) of Seller within the meaning of sections 443 and 444 of the German Civil Code.

7.	LIMITATION ON THE SELLER’S LIABILITY

Seller’s liability in respect of all claims under the Warranties shall be limited as set forth in Schedule 2 except for tax claims, which shall be governed by Schedule 4.
8.	TAX INDEMNIFICATION

The Seller shall indemnify and hold harmless the Purchaser, or at the election of the Purchaser the Company or the Subsidiary, pursuant to the tax indemnification clause set out in Schedule 4. Seller’s liability in respect of all claims under the Tax Indemnification shall be determined by and be limited as set forth in Schedule 4 and the reference made therein to Schedule 2.

9.	SELLER’S COVENANTS
9.1.	Prior to Completion the Seller undertakes to and covenants with the Purchaser what is set forth in Schedule 6.
9.2.
The Seller undertakes and covenants with the Purchaser that at Completion Date the Company employs all Key Employees unless a Key Employee objects his/her transfer to the Company pursuant to Sec. 613 a of the German Civil Code or fails to transfer for other reasons beyond the control of the Seller, for example death. The Seller will pay all amounts that become payable to Employees under the Personal Incentive Plan and Other Incentive Plan of the Business with respect to the fiscal year ending 30 June 2010 when due and will invoice the Company for its pro rata share of such amounts (which for example would be 1/12th of such amounts if Completion occurs on 28 May 2010) unless such amounts are otherwise effectively paid by the Purchaser through inclusion of a prepaid amount equal to the Company’s pro rata share within Working Capital. The Purchaser shall cause the Company to pay any such invoice within ten (10) days after receipt.

9.3.
The Seller undertakes and covenants that (i) Seller will file the trade registry application for the registration of the Company, (ii) Seller will execute the Hive Out Agreement, and (iii) the Hive Out Agreement shall not be amended in a manner that adversely affects the Company or the Subsidiary without the consent of the Purchaser in its sole discretion, and shall not be amended in any other respect without the consent of Purchaser, which shall not be unreasonably withheld or delayed.

9.4.	Attached hereto as Schedule 5.3 is a full and complete description of the possible product defect relating to the V1 Adapter (as defined in such Schedule).

The Seller agrees to take all action necessary to correct the Problem (as defined in Schedule 5.3) and any matters arising therefrom, including, without limitation, the replacement, repair or reworking of the V1 Adapter, all shipping and other costs related thereto, and all regulatory compliance required in connection there with, in each case as determined by Seller in its reasonable judgment and in the same manner as it would have determined had it continued to own the Business after Completion (the “Required Action”). In addition, the Seller shall indemnify and hold harmless the Purchaser and the Company from and against any and all cost, loss, and expense (including, without limitation, reasonable attorneys’ fees and expenses), but excluding indirect and consequential damages and lost profit, relating to: (a) the Required Action; (b) any claims by any customer or study participant associated with or arising out of the Problem; or (c) any claims by any governmental agency or regulatory authority, including any investigation and determination, associated with or arising out of the Problem (any such claims described in clauses (b) and (c) shall be considered Third Party Claims governed by Clause 5 of Schedule 2).

The obligations of the Seller hereunder shall be without limit as to time or amount. All claims by Purchaser relating to or arising from the Problem shall be exclusively governed by this Clause 9.4 and, other than the parties’ agreement to comply with Clause 5 of Schedule 2, as set forth above in this Clause 9.4, Schedule 2 shall not apply to such claims or to the Seller’s obligations under this Clause 9.4.

10.	WARRANTIES AND COVENANTS OF PURCHASER
10.1.
The Purchaser represents and warrants by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) to the Seller that, on the date hereof and the Completion Date each of the statements set out in following is, and will be true, accurate and complete in all respects and not misleading. No Warranty of Purchaser shall be construed as a guarantee (Garantie für die Beschaffenheit der Sache) of Seller within the meaning of sections 443 and 444 of the German Civil Code.

10.2.
Authorization of the Purchaser: The Purchaser is a German limited partnership validly existing and in good standing under the laws of the Federal Republic of Germany and has the requisite power and authority to execute, deliver, and perform this Agreement and each other document contemplated thereby to which it is a party and perform the transactions contemplated by this Agreement. Such execution, delivery and performance have been duly authorized by all necessary corporate action and do not violate the articles of association or by-laws of the Purchaser. This Agreement and each other document contemplated hereby constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser under applicable laws in accordance with its respective terms.

10.3.
No additional consents: Neither the execution nor the performance of the transactions contemplated hereby require any person to give notice to or, save for the filing with the relevant merger control authorities, filing or obtain third party consent. The execution or performance of this Agreement does not violate any applicable law or decision by any court or governmental authority binding on the Purchaser or any obligations of the Purchaser.

10.4.
No challenge: There is no action, suit, investigation or other proceeding pending, or to the best knowledge of the Purchaser threatened, or which ought reasonably to be expected against or affecting the Purchaser, before any court or arbitral or governmental body or agency which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement, and there are no facts or circumstances likely to give rise to any such challenge.

10.5.
Except as may be required pending the transfer or reregistration of licenses and Permits and obtaining regulatory approvals required for the manufacture, use or sale of the Company’s products or the provision of services, the Purchaser shall cause the Company and the Subsidiary to cease making use of the trade names, trademarks and product or service marks of Seller, Cardinal Health Inc., and any of their respective Affiliates as soon as reasonably feasible but in no event later than twelve (12) months from Completion, to remove any reference to any such names, marks or expressions from all products, products promotions or advertising material, business cards or any other items and to change its corporate name to delete any reference or similarity to “CareFusion”, “Cardinal Health” or corporate names of the Seller Group, except in each case to the extent explicitly set out in separate written agreements entered into by the parties, provided, however, that the tradenames, trademarks, product or service marks of “Cardinal Health” shall not be used at all after the Completion Date, except as set forth in the TTSA. The Purchaser and the Company shall indemnify for, and hold harmless against, the Seller from any and all claims and liabilities resulting from the continued use by the Company or any of its Affiliates of the trademark/logos of the Seller and its Affiliates and/or Cardinal Health, Inc.

10.6.	The Company shall pay the Bonuses to the beneficiaries on or before September 30, 2010.
11.	COOPERATION
11.1.
The parties shall reasonably cooperate with each other with an aim at enabling the Company to obtain or register all licenses, Permits and regulatory approvals necessary to conduct the Business. Notwithstanding anything to the contrary, Seller shall allow Purchaser to use existing licenses, Permits and regulatory approvals until the necessary licenses, Permits and regulatory approvals are obtained or registered by the Company.

11.2.
For the period of time until the regulatory approvals have been obtained the parties shall reasonably cooperate with each other to put the Company in the position it would have been in had such regulatory approvals been obtained on the Completion Date.

11.3.
The parties agree that for tax purposes the Hive Out will not have retroactive effect. To this end, the Purchaser shall cause the Company not to file after the Completion an application pursuant to Section 20 para. 5 of the German Reorganization Tax Act (UmwStG).

11.4.
Seller will cooperate at the request of the Purchaser to obtain any consent of Ernst & Young required with respect to the inclusion of the Financial Statements in any securities filings of the ultimate parent of the Purchaser.

12.	CROSS INDEMNIFICATION AND TRANSFER OF US EMPLOYEES AND US AND OTHER NON-GERMAN ASSETS
12.1.
The parties acknowledge that the Seller and the Company will agree in the Hive Out Agreement, a copy of which has been attached hereto as Schedule 8, to cross-indemnify one another with respect to the statutory joint and several liability (gesamtschuldnerische Haftung) pursuant to Sec. 133 UmwG (the “Cross-Indemnification Obligation”), it being understood that the Guaranty shall also cover the Cross-Indemnification Obligation. For clarity, the Cross Indemnification Obligation is exclusive to the Hive Out Agreement. If the Company would be liable under a Cross-Indemnification Obligation to the Seller for a liability allocated in the Hive Out Agreement to the Business, the parties agree that, notwithstanding such provisions of the Hive Out Agreement, to the extent the Seller is liable to the Purchaser under this Agreement for the same liability, the Company shall not be liable thereunder.

12.2.
At Completion, the Seller shall cause its Affiliates that own the US assets of Seller’s Group relating to the Business and listed in the bill of sale, assignment and assumption agreement (the “US Assignment”), and assignment of trademarks and copyright assignment agreement attached hereto as Schedule 10 (collectively, the “US Transfer Documents”) to execute and deliver such documents at Completion. The purchase price for the sale and transfer of these assets is included in the Consideration.

12.3.
Upon Completion, the Seller shall cause its Affiliates owning any non-German assets of the Seller’s Group that relate to the Business and are listed in the trademark assignment and transfer agreement attached hereto as Schedule 11, to execute and to deliver such document(s) at Completion. The purchase price for the sale and transfer of these assets is included in the Consideration.

12.4.
The parties will cooperate and support each other to transfer the employees which are employed by US entities of Seller’s Group by means of such entities terminating employment and Purchaser or an Affiliate of Purchaser hiring such employees effective as of Completion. The Purchaser shall, or shall cause its Affiliate that hire such employees to, execute and deliver the US Assignment at Completion.

13.	INFORMATION

The Seller shall provide, or procure to be provided, to the Purchaser all such information in its possession or under its control as the Purchaser shall from time to time reasonably require after the Completion Date necessary to conduct the Business (as it was conducted on Completion) and affairs of the Company if and to the extent any such information is not in the possession of the Company or cannot be procured, without unreasonable effort, by the Company.

14.	ANNOUNCEMENTS

No announcement, communication or circular concerning this Agreement shall be made (whether before or after the Completion Date) by or on behalf of the parties without the prior approval of the other (such approval not to be unreasonably withheld or delayed) save for:

14.1.
announcements to employees, customers, suppliers and agents of the Company and/or the Purchaser and/or any company which is a member of the same group as the Purchaser in such form as may be reasonably required by the Purchaser; and

14.2.
such announcements as may be required by law or applicable rules and regulations of stock exchanges, provided that the Seller and Purchaser shall provide each other with a draft of such announcement as soon as practicable and shall cooperate in connection with any such announcement so as to (i) reasonably comply with such laws and regulations, (ii) be consistent with such announcements, and (iii) prior to Completion, maintain confidentiality of confidential commercial information the disclosure of which would cause substantial harm to a party or its Affiliates.

15.	COSTS

Each of the parties shall bear and pay its own legal, accountancy, actuarial and other fees and expenses incurred in and incidental to the preparation and implementation of this Agreement, it being understood that in no event shall the Company bear any of such fees and expenses. As between the parties, any transfer taxes and similar domestic or foreign taxes or charges and the costs and fees of the notary resulting from the execution and consummation of this Agreement and the Deed in Reference shall be borne by the Purchaser. Subject to Completion, Purchaser agrees to share equally any audit and review fees incurred prior to Completion in connection with the Audited Financial Statements and review of the Quarterly Financial Statements up to a maximum contribution of USD 400,000.00 (US dollars four hundred thousand) (“E&Y Audit Costs”), which E&Y Audit Costs shall be paid promptly following receipt of an invoice therefor. Any costs in excess of the aforesaid amount shall be borne by the Seller. Any costs for the execution and notarization of the Hive Out shall be borne by the Seller.

16.	ASSIGNMENTS

This Agreement and any rights and obligations hereunder cannot be transferred or assigned in whole or in part without the prior written consent of the other party, except Purchaser may assign any of its rights and obligations under this Agreement to any subsidiary or Affiliate without prior consent, provided, however that the Purchaser shall be jointly and severally liable (haftet gesamtschuldnerisch) for any and all obligations under this Agreement.

17.	ENTIRE AGREEMENT

This Agreement, together with the Schedules attached hereto and subject of the Deed in Reference, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties hereto and all contemporaneous oral agreements between the parties hereto, relating to the transaction contemplated hereby.

18.	SEVERABILITY

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. Instead of the invalid or unenforceable provision a suitable and equitable provision shall apply that, so far as is lawfully possible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke), in which case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein, in which case a time period or performance permitted by law shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

19.	NOTICES
All notices and other communications hereunder shall be made in writing and shall be sent by facsimile, certified mail or reputable courier to the following addresses:
If to the Seller, to:
CareFusion Corporation
Joan Stafslien
Executive Vice President, General Counsel and Secretary
3750 Torrey View Ct.
San Diego, CA 92130
USA
with a copy to
DLA Piper UK LLP
Christoph Papenheim
Westhafenplatz 1
60327 Frankfurt am Main
Germany

If to the Purchaser, to:
eResearchTechnology, Inc.
Keith Schneck
Executive Vice President & Chief Financial Officer
1818 Market Street, Suite 1000
Philadelphia, PA 19103
USA
with a copy to:
Pepper Hamilton LLP
Barry Abelson
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
USA
or to such other recipients or addresses which may be notified by any party to the other party in future and in writing.
20.	GOVERNING LAW AND ARBITRATION
20.1.
This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflict of laws and excluding any applications of the “United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980”.

20.2.
All disputes, controversies or differences arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (“Disputes”) shall be settled amicably by negotiation between the parties within thirty (30) Business Days from the date of written notice of either party of the existence of such Dispute.

20.3.
Failing such amicable settlement, all Disputes shall be finally settled under the rules of the Arbitration of the American Arbitration Association (“AAA”) before a single arbitrator selected under the rules of the AAA.

If the amount in controversy exceeds USD 10,000,000 million (US Dollars ten million) either party shall have the right to have the Dispute resolved before a panel of three arbitrators. In such case, one arbitrator shall be selected by the claimant, a second shall be appointed by the parties against whom the claim is brought within fifteen Business Days of the receipt of the notice identifying the arbitrator appointed by the claimant. If the second arbitrator is not appointed within such fifteen day period, AAA shall promptly make such appointment. The two arbitrators so appointed shall appoint a chair of the panel within fifteen Business Days of the appointment of the second arbitrator. Each party may apply to any competent judicial authority for conservatory and interim measures before or during the arbitral proceedings.

20.4.
The place of arbitration shall be New York, NY, USA. Unless the parties agree otherwise, the rules of the AAA applicable in the venue shall apply. The language of the arbitral proceedings shall be English.

20.5.
In the event that mandatory rules of the applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, any competent jurisdictional authority shall have exclusive jurisdiction.

The notary advised the persons appearing that
•
the Purchaser of the Shares assumes the unlimited liability, if any, jointly with its legal predecessor in the Shares for contributions on shares not fully paid up, for differences between the nominal value of shares and the value of contributions in kind thereon and for repayment of contributions on shares;

•
shares in a German Limited Liability Company can only be validly transferred if the transferor of the shares is the rightful owner of the shares (and did not dispose of the shares earlier), unless the requirements for a bona fide acquisition pursuant to sec. 16 para. 3 German Limited Liability Companies Act (GmbHG) are fulfilled;

•
according to section 40 para 2 GmbHG, the notary must file a list of shareholders signed by himself with the Commercial Register immediately after the transfer of the Shares has become effective and that he has to provide the Company with a copy of such list;

•	in relation to the Company only such person is considered as owner of the sold Shares who has been named as such in the shareholders list held on record with the Commercial Register;
•
a legal act of the Purchaser with regard to the corporate relationship which has been taken before the new shareholders’ list stating the Purchaser as owner of the Shares has been filed with the Commercial Register is deemed to be valid from the beginning if the new shareholders’ list is held on record with the Commercial Register without undue delay after such legal act has been taken;

•	until the shareholders’ list naming the Purchaser is held on record with the Commercial Register a bona fide acquisition of the Shares by third parties is possible pursuant to sec. 16 para 3 GmbHG;
•
he is unaware of the tax situation of the parties and that he did not check the tax consequences of this Agreement and that, if required, the parties should seek the advice of an auditor or a tax adviser before the execution of this Agreement;

•	the notary is obliged pursuant to section 54 German Income Tax Implementation Ordinance (EStDV) to submit one copy of this deed to the tax authorities; and
•	the parties are jointly liable for the costs of this deed, regardless of the provisions therein.

The above recording, all Schedules and Appendices were submitted to the deponents for inspection and were approved by them. The deponents waived their right to have read out the following documents:
•	Appendices II, III, IV Schedule 1 and 3, V, VII, VIII, IX, X and XI.
•	Schedules 6.1, 9.1 A, 11.1, 11.3, 11.8, 11.10, 11.12, 11.16, 11.17, 12.1, 12.6, 13.1, 13.2, 15.1, 15.6, 15.7a, 15.7b and 15.9.
Instead, the above listed documents were signed by the deponents on each page.
The above recording, all Schedules and Appendices except for the documents listed above were read out to the deponents by the deputy notary — the Appendices I, VI and XII were read out in German —.
Then, the above recording was signed by the deponents and the deputy notary in their own hands as follows:

	signed	Dr. Chistoph Papenheim
	signed	Dr. Thomas Schulz
Seal	signed	Dr. Frank Schreiber, Notarvertreter

SCHEDULE 1
Completion Accounts
Part 1
1.
The Completion Accounts shall comprise a consolidated balance sheet of the Business as at close of business on the Completion Date prepared in accordance with US GAAP applied on a basis consistent with the Audited Financial Statements except for changes in Deferred Revenues based on clause (i) of the definition of Deferred Revenues (for example, the Audited Financial Statements are based on amounts that would be deferred if revenues for project management services had been recognized on a straight-line basis over the duration of the contract rather than the Business’ historical practice of revenue recognition, which has been based on the Business’ estimate of labor hours expected to be spent on such services over the duration of the contract, which Seller may use in preparing the Draft Completion Accounts, subject to the proviso in clause (i) of the definition of Deferred Revenues); provided, that for purposes of this Schedule 1 Clause 1 goodwill shall not be subject to the provisions of Schedule 1 Clause 6 below.

2.	The Completion Accounts shall be prepared by the Seller in accordance with US GAAP, on a basis consistent with the Audited Financial Statements.
3.
The Seller shall procure the preparation and submission to the Purchaser of a draft of the Completion Accounts (“Draft Completion Accounts”) as soon as reasonably practicable and in any event within 20 Business Days of Completion. The Purchaser shall within 45 Business Days of receipt of the Draft Completion Accounts give notice to the Seller (“Notice”) stating whether or not it agrees with the Draft Completion Accounts and in the case of disagreement, the item or items in dispute, the reasons for such dispute and details of its proposed adjustments to the Draft Completion Accounts. Notwithstanding clause (i) of the definition of Deferred Revenues, if the method for recognizing revenues for project management services is adjusted from the Audited Financial Statements to the Draft Completion Accounts and Purchaser disagrees with the calculation of Deferred Revenues in the Draft Completion Accounts because it reasonably believes that the proportional amount of effort left to complete the services is not representative of what the actual unbooked revenue is, then Purchaser shall include this matter in its Notice as an item in dispute to be governed by this Schedule.

4.	If the Purchaser does not give the Notice within the prescribed period, then it shall be deemed to have agreed to the Draft Completion Accounts which shall constitute the Completion Accounts.
5.	If the Notice states that the Purchaser agrees with the Draft Completion Accounts, then such accounts shall constitute the Completion Accounts.

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6.	If the Notice states that the Purchaser disagrees with the Draft Completion Accounts then:
6.1	the Seller and Purchaser shall endeavor to agree in good faith to those items detailed as disputed in the Notice and shall be deemed to have agreed to all other items in the Draft Completion Accounts;
6.2
if all the items in dispute are resolved by agreement between them, the Seller and the Purchaser shall without undue delay sign a joint statement appending a copy of the Draft Completion Accounts adjusted to reflect the disputed items as so agreed and confirming that such accounts constitute the Completion Accounts;

6.3
if within 30 Business Days of receipt of the Notice, the Seller and the Purchaser have not agreed on the Completion Accounts in accordance with Schedule 1, Part 1, Clause 3, the item or items that remain in dispute shall be referred for determination by an Expert in accordance with the provisions of Part 2 of this Schedule upon the written request of either the Seller or the Purchaser; and

6.4	if the Seller and the Purchaser do not agree the Completion Accounts in accordance with Schedule 1, Part 1, Clause 3, then the Draft Completion Accounts shall be adjusted to reflect:
6.4.1.	any disputed items that are agreed between the Seller and the Purchaser in writing;
6.4.2.	the Expert’s determination made pursuant to Part 2 of this Schedule with respect to the disputed items; and
6.4.3.	shall constitute the Completion Accounts.
6.5
For the purpose of the calculation of Cash, Indebtedness, Working Capital and the Consideration, (i) the relevant amounts shall be as shown in the Draft Completion Accounts if no Notice is duly delivered by the Purchaser, or (ii) if such a Notice is duly delivered, either as agreed by the Purchaser and the Seller pursuant to Schedule 1, Part 1, Clause 3, or, in the absence of such agreement, as shown in the Draft Completion Accounts as adjusted pursuant to Schedule 1, Part 1, Clause 6.4.

7.
Save as provided in Part 2 of this Schedule, the parties shall bear and pay their own costs incurred in connection with the preparation, review and agreement or determination of the Completion Accounts.

8.
The Seller shall submit to the Purchaser a statement of Allianz AG showing the cash surrender value of the Pension Policies and the actuarially computed pension liabilities (“Actuarial Pension Liabilities”) for which such balance is maintained on the Completion Date.

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Expert
Part 2
1.
Expert shall be BDO Deutsche Warentreuhand AG or any other accounting firm having international reputation (the “Expert”). If such accounting firm is unwilling or unable to act as the Expert and the parties cannot mutually agree upon another Expert with international reputation within two weeks, an Expert with international reputation shall be appointed, upon request of either party, by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer) in Düsseldorf. Each of the Seller and Purchaser for itself and on behalf of its Affiliates represent that neither it nor its counsel employ or have employed the Expert under any engagements where during the preceding 36 months the Expert was paid in excess of USD 100,000 in the aggregate.

2.
The Expert, acting as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter), shall, based on the standards set forth in Part 2, Clause 1 above, decide whether and to what extent the Draft Completion Accounts require adjustment. The Expert, in making its determination, shall only take into account any remaining differences submitted to it and shall limit its determination to the scope of the dispute between the parties. Section 317 of the German Civil Code shall not apply. The Expert shall be entitled (i) to determine the conduct of proceedings and shall give the parties adequate opportunity to present their arguments; (ii) to decide on the interpretation of this Agreement to the extent relevant for its decision; and (iii) to render a written reasoned decision. The Expert shall not reach conclusions beyond the position of the party (or parties) as reflected in the Notice.

3.
The Purchaser and the Seller shall cooperate with and assist, and shall cause their respective accountants and the Company to cooperate with and assist, the Expert in the conduct of its review. Such cooperation and assistance shall include, without limitation, the making available to the Expert of all relevant books and records of the Companies and any other information relating to the Companies (including accountants’ work papers).

4.
The parties shall instruct the Expert to deliver its written opinion (including reasons for the Expert’s decision on each disputed item) to them not later than two months (or within any other period of time mutually agreed) after the remaining differences have been referred to it. The decision of the Expert shall be conclusive and binding on the parties (within the limits set forth in Section 319 of the German Civil Code (Bürgerliches Gesetzbuch — “BGB”)) and shall not be subject to any appeal. The fees and disbursements of the Expert shall be allocated between the Seller and the Purchaser in proportion to their respective success and defeat pursuant to Section 91 of the German Code of Civil Procedure (Zivilprozessordnung — “ZPO”).

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SCHEDULE 2
Seller’s Liability
1.	Remedies of the Purchaser for Breach of Warranties or Covenants
1.1
In the event of a breach of any of the Warranties or a Covenant of the Seller, the Purchaser shall promptly notify the Seller of that breach, describe its claim in reasonable detail and, to the extent then feasible, set forth the estimated amount of such claim.

1.2
Subject to the limitations set forth in this Agreement, if there is any breach or non-fulfillment of any of the Warranties or Covenants set forth herein, the Purchaser shall have the right at its option to (i) waive such breach or non-fulfillment; (ii) cause the Seller within no later than 10 Business Days after it has received written notice from Purchaser of such breach of Warranty or Covenant to put the Purchaser or the Company in such respective position in which the Purchaser or the Company (as the case may be) would have been in had the Warranty or Covenant not have been breached (i.e. restitution in kind; Naturalrestitution); (iii) cause the Seller to pay such monetary damages in an amount equal to any Losses from or in connection with any breach of Warranties or Covenants (Schadensersatz in Geld), to the Purchaser or, alternatively and at the election of the Purchaser, to the Company provided, however, that if such breach or non-fulfillment occurs prior to Completion and results in a Material Adverse Effect such that the Condition set forth in Clause 8 of Schedule 5 has not been satisfied then, for the avoidance of doubt, the Purchaser, but not the Seller, shall have the rights under Clause 3.1. The Purchaser shall in no event be entitled to any double recovery for any Losses under separate provisions of the Agreement or pursuant to any provision of the law.

1.3
“Losses” shall mean all liabilities, reasonable costs and expenses and other damages within the meaning of Sections 249 et seq. of the German Civil Code, on a Euro-for-Euro basis, including consequential or indirect damages (Folgeschäden, mittelbare Schäden), lost profits (entgangener Gewinn), frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 of the German Civil Code. Any Loss shall be computed net of (i) any present advantages and benefits (ii) of any amounts which are received or would have been received by the Company in respect of such Losses if the Company had in place a policy of insurance having substantially the same terms as are commercially reasonable at the time of the Loss with policy limits substantially the same as those that are commercially reasonable at the time of the Loss, and any amounts due to post-Completion changes to law including, but not limited to, tax rules or laws and applicable accounting rules and standards. For the avoidance of doubt, neither the Purchaser nor the Company shall be obligated to change its respective conduct of business in order to reduce any damages actually suffered by any of them. The statutory obligation to mitigate damages pursuant to Section 254 of the German Civil Code, as such obligation is interpreted under German law, shall remain unaffected.

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2.	Limitations on Liability
2.1
The Seller shall only be liable for any Losses arising from a breach of any Warranties, but for the avoidance of doubt not Covenants, contained in this Agreement if Losses, in the aggregate, exceed an amount of one percent (1%) of the Consideration, and in such event, the Seller shall be required to pay the entire amount of all such Losses, provided that, this limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Schedule 3, Clause 7.

2.2
The aggregate liability of the Seller for all breaches of Warranties, but for the avoidance of doubt not Covenants, shall be limited to USD 37,500,000 (US Dollars thirty seven million five hundred thousand), provided that there shall be no limit with respect to Warranties contained in Schedule 3, Clause 1 (Organization and Good Standing); Schedule 3, Clause 2 (Authority; No Conflict); Schedule 3, Clause 3 (Capitalization; Title to Shares); and the last sentence of Schedule 3, Clause 5.1 (No Claims).

2.3	The limitations of this Clause 2 and of Clause 3 below shall not apply to any claims of the Purchaser which are based on fraud or willful misconduct (Vorsatz) of the Seller.
2.4	In the event that a fact or circumstance results in the breach of more than one of the Warranties, the Purchaser can recover Losses only from the breach resulting in the greatest amount of Losses.
3.	Limitation Period
3.1
Except as otherwise provided herein, all claims of the Purchaser for the breach of the Warranties contained in Schedule 3, Clause 1 (Organization and Good Standing); Schedule 3, Clause 2 (Authority; No Conflict); and Schedule 3, Clause 3 (Capitalization; Title to Shares) shall be time-barred (verjähren) upon expiration of a period of ten (10) years after the date hereof. All claims of the Purchaser for the breach of the other Warranties under this Agreement shall be time-barred upon expiration of a period of eighteen (18) months after the date hereof.

3.2
Any limitation period in respect of claims for a breach of Warranty pursuant to this Agreement shall be suspended (gehemmt) only in the event of the commencement of arbitration proceedings (in accordance with Clause 20 of the Agreement) within the applicable limitation period (Section 204(1) no. 1 of the German Civil Code). Section 203 in connection with Section 209 of the German Civil Code shall not apply.

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4.	Exclusion of Further Remedies
4.1
The parties agree that the rights and remedies which the Purchaser or the Company may have with respect to the breach of any Warranties by the Seller contained in this Agreement are limited to the rights and remedies explicitly contained herein and that, in particular, any and all further damage claims based on any such breach by the Seller are excluded.

4.2
The rights and remedies of the Purchaser or the Company hereunder for any breach of a Warranty, including the rights and obligations under this Schedule 2 are the sole remedies of the Purchaser against the Seller in connection with such breach. The Purchaser hereby waives any claims under statutory remedies for defects of the object of purchase (Sections 433 et seq. of the German Civil Code), statutory contractual or pre-contractual obligations (Sections 280 through 284, 311 of the German Civil Code) or frustration of contract (Section 313 of the German Civil Code) or tort (Sections 823 et seq. of the German Civil Code).

4.3
The provisions of this Clause 4 shall not affect any mandatory rights and remedies of the Purchaser for fraud or willful misconduct (Vorsatz) of the Seller, e.g., Section 826 of the German Civil Code or Section 823(2) of the German Civil Code in connection with criminal offences committed with intent (vorsätzlich).

5.	Third Party Claims / Conduct of Claims
5.1
In the event that any action, claim, demand or proceeding with respect to which the Seller may be liable under this Agreement, including any claim that the Purchaser’s, the Company’s or the Subsidiary’s performance, manufacture, use and/or sale of products and/or services related to the Business infringes any intellectual property right of any third party, (“Third Party Claim”) is asserted or announced by any third party (including any governmental authority) against the Purchaser or the Company (“Claim Addressee”), the Purchaser shall enable, at the sole expense of the Seller, the Seller to defend the Claim Addressee against the Third Party Claim. The Seller shall have the right to defend the Claim Addressee by all appropriate actions and shall have, at any time during the proceedings, coordinate such defense with and interact with the Purchaser. In particular, the Seller may participate in and direct all negotiations — upon coordination with the Purchaser — correspondence with the third party and appoint and instruct counsel. No action by the Seller or its representatives in connection with the defense shall be construed as an acknowledgement (whether express or implied) of the Purchaser’s claim under this Agreement or of any underlying facts related to such claim.

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5.2
The Purchaser agrees, and shall cause each Claim Addressee, at the sole expense of the Seller (i) to fully cooperate with, and assist the Seller in the defense of any Third Party Claim; (ii) to diligently conduct the defense (to the extent that the Seller is not in control of the defense); (iii) not to acknowledge or settle the Third Party Claim without the Seller’s prior written consent, which shall not be unreasonably withheld or delayed; (iv) to provide the Seller’s representatives access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises (regardless of owned or leased) and personnel of the Company; (v) to allow the Seller and its representatives to copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, defending, appealing, compromising or contesting any Third Party Claim or liability as the Seller or its advisors may reasonably request; (vi) to deliver to the Seller without undue delay copies of all relevant orders (Bescheide), decisions, filings, motions and other documents of any court, authority or party to the conflict; and (vii) to give the Seller reasonable opportunity to comment on and discuss with the Purchaser and the Company any measures which are necessary or appropriate to take or to omit in connection with a Third Party Claim, and to comment on and review any reports and documents and to participate in all relevant court hearings and any other meetings (it being understood that subsections (ii) — (vii) above shall apply, irrespective of whether or not the Seller has elected to defend the Third Party Claim).

5.3
The failure of any Claim Addressee to comply with any of its obligations under this Clause 5 shall release the Seller from its respective indemnification obligation hereunder to the extent that the Seller is prejudiced by such failure.

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SCHEDULE 3
The Warranties
1.	Organization and Good Standing
1.1
Commencing with its date of incorporation, both the Company and the Subsidiary are limited liability corporations (Gesellschaft mit beschränkter Haftung) duly organized and validly existing under the laws of the Federal Republic of Germany. The Company has not operated any business other than its incorporation and any transactions necessary to be completed in connection therewith.

1.2
The Company (as of the date of its incorporation), the Subsidiary and the Seller is each a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it proposes to own or use, and to perform all its obligations under the Transaction Documents.

2.	Authority; No Conflict
2.1
The Seller has all requisite corporate power and authority, to execute and deliver this Agreement, the TSA, the Supply Agreements and software license agreements and quality assurance agreements as described in Schedule 7 (collectively, with this Agreement, the “Transaction Documents”) and the consummation of the transactions contemplated herein and therein are within its respective powers.

2.2
The execution and delivery by the Seller of the Transaction Documents and the consummation of the transactions contemplated herein and therein do not and will not directly or indirectly (with or without notice or lapse of time):

2.2.1
breach or result in a default, require any consent or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which the Company or the Subsidiary is a party or by which any of them or any of their respective assets are bound or subject;

2.2.2
breach or otherwise violate any order, writ, judgment, injunction or decree issued by any court, tribunal, adjudicatory authority, governmental official or entity to which the Company or the Subsidiary or any of their respective assets are bound or subject;

2.2.2	result in the creation of any Lien on the assets of the Company or the Subsidiary or the Shares;

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2.2.3
violate, or give any person the right to challenge any of the transactions contemplated hereby or by any of the other Transaction Documents or to exercise any remedy or obtain any relief under, any law, rule, regulation, ordinance or code of any governmental entity to which the Company, the Subsidiary or any of their respective assets are bound or subject;

2.2.4	except as set forth in Schedule 12.6, require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person; or
2.2.5	violate any provision of the charter or other organizational documents of the Company or the Subsidiary, including, without limitation, the articles of association of the Company or the Subsidiary.
2.3
Assuming compliance with any applicable requirements under merger control laws or any other regulatory requirement, the execution and performance of this Agreement by the Seller requires no approval or consent by any governmental authority and does not violate any applicable law or decision by any court or governmental authority binding on the Seller.

3.	Capitalization; Title to Shares
3.1
Upon the Hive Out being registered in the Commercial Register, the authorized share capital of the Company consists of 25,100 shares, par value EUR 1 per share, of which all shares are issued and outstanding and constitute the Shares.

3.2
The Seller is the sole record and beneficial owner of the Shares, free and clear of any and all Liens. Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and unrestricted title to such Shares, free and clear of any and all Liens.

3.3	The contributions on the Shares have been fully paid up and the Shares are not subject to any subsequent contribution obligation.
3.4	The Company does not hold any equity interest in any entity except for the Subsidiary. The Company holds good and unrestricted title in all of the shares in the Subsidiary.
3.5
Neither the Company nor the Subsidiary is a party to an enterprise agreement within the meaning of Sections 291 and 292 of the German Stock Corporation Act (Aktiengesetz) or a comparable agreement under any other jurisdiction. Schedule 3.5 contains current, true and accurate copies of the articles of association and for the Subsidiary an excerpt from the Commercial Registers and reflects all facts and information that require registration for the Company and the Subsidiary; no additional articles of association or other agreement between shareholders exist. All facts relating to the Subsidiary that can or must be registered in such excerpt have actually been registered.

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4.	Subsidiary
4.1	The information provided in Preamble C regarding the Subsidiary is correct.
4.2
The Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The shares of the Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. No shares of capital stock are held by the Subsidiary as treasury stock. There is no existing option, warrant, call, right or contract to which the Subsidiary is a party requiring, and there are no convertible securities of the Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of the Subsidiary or other securities convertible into shares of capital stock or other equity interests of the Subsidiary. There are no material restrictions on the ability of the Subsidiary to make distributions of cash to the Company.

5.	Financial Statements
5.1
Attached as Schedule 5.1(a) hereto are true and complete copies of the draft consolidated unaudited financial statements for the Business (as carve-out financial statements on the basis of the financial statements of the Seller) and the Subsidiary as of December 31, 2008 and 2009 and for the respective periods then ended (the “Unaudited Financial Statements”). The Seller will deliver, prior to Completion, consolidated unaudited financial statements for the Business (the “Quarterly Financial Statements”) as of and for the calendar quarter ended 31 March 2010 (the Audited Financial Statements, the Unaudited Financial Statements and the Quarterly Financial Statements, being collectively referred to as the “Financial Statements”). The Quarterly Financial Statements and the Audited Financial Statements will be, and to Seller’s Knowledge, the Unaudited Financial Statements are, correct and complete in all material respects and will be or were, as the case may be, prepared in accordance with the books of account and other financial records of the Seller, the Company and the Subsidiary and US GAAP applied on a consistent basis. The Quarterly Financial Statements will have been reviewed under SAS 100 by Ernst & Young. The Quarterly Financial Statements and the Audited Financial Statements will present, and to Seller’s Knowledge the Unaudited Financial Statements present, fairly, in all material respects, the financial position, assets and liabilities and results of operations of the Company, the Business and the Subsidiary as of the respective dates thereof and during the respective periods covered thereby, subject, in the case of the Quarterly Financial Statements, to normal recurring year-end adjustments. The Business and the Company did not have any liabilities, accruals or Indebtedness required to be set forth in the balance sheet as of December 31, 2009 included in the Audited Financial Statements in accordance with US GAAP other than as set forth therein, and as of Completion, the Business and the Company will not have any liabilities, accruals or Indebtedness that are required to be set forth in the Completion Accounts in accordance with US GAAP other than those set forth in the Audited Financial Statements, or incurred in the ordinary course of business after the Balance Sheet Date and,

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in each case, set forth in the Completion Accounts to the extent required to be set forth in the Completion Accounts in accordance with US GAAP. In addition, to Seller’s Knowledge, as of Completion, the Business and the Company will not have any liabilities, accruals or Indebtedness other than as set forth in the Completion Accounts or described in Schedule 5.3. As of the date hereof, neither the Seller nor any of its Affiliates has any claim against the Company or the Subsidiary directly, or by way of indemnity or contribution, whether directly, by counter-claim, set-off, action in recoupment, joinder or otherwise, for any action, event or condition relating to, arising from or in connection with the conduct of the Business or otherwise prior to and assuming Completion, and as of Completion, neither the Seller nor any of its Affiliates will have any such claim except to the extent included in Working Capital and set forth in the Completion Accounts.

5.2
The Accounts Receivable included in Working Capital arose in bona fide transactions, conducted in the ordinary course of the Business with customers of the Business, and to the Knowledge of the Seller, are not subject to any claims, set off or reduction, and do not reflect any acceleration of purchases by such customers outside of normal trading activity; the Seller has no Knowledge of any reason why such Accounts Receivable are not collectable (net of the respective reserves set forth in the Financial Statements) in the ordinary course of the Business.

5.3
Except as set forth in Schedule 5.3, the Inventory, net of reserves, included in Working Capital is of ordinary quality consistent with specifications, is not obsolete, is of a quantity that Seller believes as of the date hereof is usable or salable in the ordinary course of the Business and is not excessive given the present circumstances of the Business and is not defective. Except as set forth in Schedule 5.3, the finished goods included in such Inventory are in conformance with warranties of the Business.

6.	Sufficiency and Ownership of Assets
6.1
The Company and the Subsidiary own, or have a valid leasehold interest in, or valid license for, all assets, including any Intellectual Property, and all archived data, study results and corporate memory necessary for the conduct of their business as currently conducted. Schedule 6.1 contains a list of all study results included as part of the archived data. All tangible assets of the Company and the Subsidiary are in a good state of maintenance and repair and adequate for use in the business of the Company and the Subsidiary to the extent of their current operations. Neither the Company nor the Subsidiary owns any real property. The Company and the Subsidiary enjoy peaceful and undisturbed possession under all leases under which they are operating, and all such leases are valid and subsisting in full force and effect without any material default of the Company or the Subsidiary thereunder and, to the Seller’s Knowledge, without any default thereunder of any other party thereto. No event has occurred and is continuing, to the Seller’s Knowledge, which, with due notice or lapse of time or both, would constitute a default or event of default by the Company or the Subsidiary under any such lease or agreement or by any other party thereto. The possession of such property by the Company or the Subsidiary has not been disturbed and no claim has been asserted against the Company, the Seller or the Subsidiary that is adverse to its rights in such Intellectual Property or leasehold interests.

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6.2
As of Completion, the Company and the Subsidiary will have good and unrestricted title to the assets free and clear of all Liens reflected on the balance sheet as of the Balance Sheet Date, or acquired by the Company or the Subsidiary since the Balance Sheet Date other than assets disposed of in the ordinary course of business since the Balance Sheet Date.

7.	Personal Property

The Company and the Subsidiary have good and unrestricted title to all of the items of tangible personal property listed in the attachment to the Hive-Out Agreement (except as sold or disposed of subsequent to the date thereof in the ordinary course of business and not in violation of this Agreement), free and clear of any and all Liens. All such items of tangible personal property which, individually or in the aggregate, are used in the operation of the Business are in good condition and in a state of ordinary maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

8.	Restriction on Business Activities

There is no non-compete or other agreement which has or reasonably could be expected to have the effect of prohibiting or materially impairing the Business of the Company or the Subsidiary as conducted on Completion.

9.	Insurance
9.1	Schedule 9.1 Part A contains a list of policies of insurance covering the Business. Purchaser accepts and acknowledges that upon Completion the policies listed in Schedule 9.1 Part A will lapse.
9.2
The Policies are in full force and effect and all premiums due under insurance contracts entered into by the Company or the Subsidiary have been paid or accrued for. With respect to any Policy that is an “occurrence” basis policy, the Company or the Subsidiary, as the case may be, shall be entitled to the full benefits and responsible for all deductibles or retention, if applicable, of such insurance following Completion with respect to occurrences prior to Completion, as far as not covered by insurance of the Purchaser. The Company and the Subsidiary maintain all Policies in amounts and types required by law. Neither the Company nor the Subsidiary is in default with respect to any provision contained in any Policy, nor has the Company or the Subsidiary failed to give any notice or present any claim hereunder in accordance with the term of the Policies, and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has occurred or, to the Seller’s Knowledge, been threatened or notice thereof given with respect to any Policy, nor does the Seller have any Knowledge of any grounds therefore.

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9.3
Other than the insurances listed in Schedule 9.1 Part A the Company and the Subsidiary do not legally require additional insurance to continue to conduct the Business to the extent and manner conducted on Completion.

10.	No Material Adverse Change

Since December 31, 2009, there has not been any Material Adverse Effect.
11.	Employees and Pensions
11.1
Schedule 11.1 contains a complete and correct list of managing directors (Geschäftsführer) of the Business (“Key Employees”) and employees of the Company and the Subsidiary (“Employees”), including position, date of birth, years of service, date of commencement of employment, gross base salary and annual gross target remuneration (regarding the latter, other than the US employees) (including all variable payments and other non-statutory benefits).

11.2
Neither the Company nor the Subsidiary employs any additional Employees or Key Employees; in particular, individuals working for the Company or the Subsidiary as freelancers, consultants or similarly will be considered regular employees by the German authorities.

11.3
Schedule 11.3 includes a list of all employment contracts that significantly deviate from the standard employment contract of the Business. There are no dormant service or employment relationships at the Company and the Subsidiary. Employees on maternity leave are not considered dormant employment relationship.

11.4	There are no special service contracts for Key Employees currently in force at the Company and the Subsidiary.
11.5	The overall obligation resulting from loans to Employees or Key Employees of the Company and the Subsidiary does not exceed EUR 50,000.
11.6
Schedule 11.6(a) contains a correct and complete list of all employee incentive plans applicable to Employees and Key Employees. Schedule 11.6(b) contains a correct and complete list of Employees and Key Employees entitled under such plans including the respective figures (target amounts, etc.). There are no other commitments for the Company deriving from stock option schemes or other incentive plans granted by the parent company, except those stated in Schedule 11.6(a).

11.7
There are no claims for remuneration or other claims (including compensation for accrued but outstanding vacation or overtime compensation) of current or former Employees or Key Employees against the Company and the Subsidiary which exceed the overall amount of EUR 50,000. Except as set forth on Schedule 11.7, no current or former Employee or Key Employee is entitled to compensation resulting from a (current or prospective) post-contractual non-compete obligation.

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11.8
Other than statutory pension rights (gesetzliche Rentenversicherung) and as set out in Schedule 11.8, no pension or retirement schemes or similar commitments or arrangements with current or former Key Employees or Employees exist or have been made or promised by the Company or the Subsidiary. All contributions due under such scheme with respect to any of the Employees or former employees of the Company or the Subsidiary as well as their current or former Key Employees to and including the Completion Date have been fully and timely paid or sufficient reserves have been provided for in the Financial Statements. It is understood that any rights and assets relating to the pension fund for the Seller (Unterstützungskasse) shall not be transferred to the Purchaser and are thus excluded from this Warranty.

11.9
Schedule 11.9 contains a complete and correct list of all Company practice and custom (betriebliche Übung), collective bargaining agreements (Tarifverträge), work agreements (Betriebsvereinbarungen) and other collective agreements applicable to the Company and the Subsidiary, including, but not limited to, conciliation of interests agreements (Interessenausgleiche) and social plans (Sozialpläne). The works agreement dated October 16, 2009 regarding the restructuring of the business in Höchberg expired 31 March 2010 and is not applicable to the Employees and the Employees are — also with regard to future operational changes — not entitled to severance payments or other benefits in the event of a termination of the employment relationship by the employer under such works agreement.

11.10	Schedule 11.10 contains a complete and correct list of all works councils (Betriebsräte) and joint works councils (Gesamtbetriebsräte), including its members and substitutes (Ersatzmitglieder).
11.11
The Business has in 2008 and 2009 and through the date of this Agreement not experienced, and to the Seller’s Knowledge, there is no threatened strike, work stoppage or other collective labor or works council controversy or dispute of any material nature.

11.12
Except as listed in Schedule 11.12, neither the Company nor the Subsidiary have made use of labor lease (Arbeitnehmerüberlassung) within the last four years. None of the leased employees was or is entitled to claim for direct employment, due to missing permission of the supplier or other legal implications. There are no open claims of the supplier against the Company for leasing fees due to low salary payments by the supplier (breach of the equal pay principles).

11.13
To Seller’s Knowledge, the Company and the Subsidiary are in material compliance with all laws and regulations dealing with, but not limited to, wages, hours, vacation, and working conditions for their Employees and Key Employees. All compensation and withholding obligations of the Company or the Subsidiary to or in respect of its current and former Employees and Key Employees have been fulfilled when due or have been properly provided for in the Financial Statements. In particular, all taxes and social security contributions due for current or former Employees or Key Employees of the Company and the Subsidiary have been correctly withheld and paid to the competent authorities.

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11.14
All participation rights of employees representations with regard to this transaction have been regarded, in particular, the economic committee and/or the works councils of the Company and the Subsidiary have been properly informed according to Sec. 106/109a Works Constitution Act (Betriebsverfassungsgesetz — BetrVG).

11.15
There is no term of employment for any Employee or Key Employee of the Company or the Subsidiary which provides that a change of control in the Company or the Subsidiary shall entitle the Employee or Key Employee to treat the change of control as amounting to a breach of contract or entitling him to any benefit or modification of the terms of employment or payment whatsoever, or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

11.16
Except as disclosed in Schedule 11.16, none of the Employees or Key Employees (i) has terminated or to Seller’s Knowledge has any present intention to terminate its employment, or (ii) to Seller’s Knowledge is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such Employee or Key Employee and any other person besides Company or the Subsidiary that would be material to the performance of such Employee’s or Key Employee’s employment duties, or the ability of the Purchaser to conduct the Business. No dispute or litigation is outstanding between the Company or the Subsidiary and any of their current or former Employees or Key Employees.

11.17
Other than set out in Schedule 11.17, the Company has not offered or agreed any future variations in the terms and conditions of the employment of the Key Employees and Employees of the Company other than in the ordinary course of business.

12.	Material Contracts
12.1	Schedule 12.1 contains a complete and accurate list of all Material Contracts.
12.2	To Seller’s Knowledge, the Material Contracts have been validly executed and are fully effective and enforceable in accordance with their terms.
12.3
The Seller has delivered to the Purchaser or its representatives true, complete and correct copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all material terms of oral Material Contracts.

12.4
Neither the Company nor the Subsidiary is in material breach of any Material Contract and no act or omission by the Company or the Subsidiary has occurred which, with notice or lapse of time or both, would constitute any such material breach under any term or provision of any such Material Contract, and the Company and the Subsidiary have performed, in all material respects, its obligations under each Material Contract to which it is a party.

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12.5	No party to a Material Contract has notified the Company or the Subsidiary of its intention to terminate a Material Contract.
12.6
Except as set forth on Schedule 12.6, no consents or approvals are required, as a consequence of the Hive Out or as a consequence of the consummation of the transactions contemplated by this Agreement.

12.7
Neither the Company nor the Subsidiary have violated, in any material respect, any protocol for any study in connection with which the Company or the Subsidiary provides services under any Material Contract.

12.8
To Seller’s Knowledge, no other party to a Material Contract with the Company or the Subsidiary is in material breach of any such Material Contract, and no act or omission has occurred by any party which, with notice or lapse of time or both, would constitute any such material breach under any term or provision thereof.

12.9
“Material Contracts” for purposes of the Agreement means the following kind of agreements to which the Company or the Subsidiary is a party or which relates to the business, assets, operations or prospects of the Company or the Subsidiary, including without limitation, any of the following:

12.9.1
agreements relating to the acquisition or sale of interests in other companies or businesses providing, in each case, for a consideration of USD 50,000.00 or more, including, without limitation, any contracts relating to the acquisition, sale, lease or disposal of any assets (other than in the ordinary course of business) entered into by the Company or the Subsidiary;

12.9.2	joint venture, partnership and similar contract involving a sharing of profits or expenses (including, without limitation, joint research and development and joint marketing contracts);
12.9.3
rental and lease agreements, permits, franchises, Policies and governmental approvals relating to real estate which, individually, provide for annual payments of USD 50,000.00 or more and which cannot be terminated by the Company or the Subsidiary on twelve (12) months or less notice without penalty;

12.9.4
loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, bonds, notes, or any other instruments of debt involving any third party and, individually, an amount of USD 100,000.00 or more;

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12.9.5	guarantees, indemnities, and suretyships issued for any debt of any third party other than the Company or the Subsidiary for an amount of USD 100,000.00 or more;
12.9.6	all contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property rights;
12.9.7	agreements which contain a material undertaking of the Company or the Subsidiary not to compete with third parties in any material region;
12.9.8
any continuing payment obligations (Zahlungsverpflichtungen aus Dauerschuldverhältnissen) other than described above which cannot be terminated by the Company on twelve (12) months or less notice and which provide for annual payment obligations of the Company or the Subsidiary in excess of USD 1,000,000.00; and

12.9.9	all contracts with customers providing for the sale of goods or the provision of services which provide for annual payment obligations of such customer in excess of USD 50,000.00.
13.	Customers and Suppliers
13.1
Schedule 13.1 contains a list of the five (5) largest customers of, and the three (3) largest suppliers providing goods and services to the Company or the Business for the twelve (12) month period ended March 31, 2010, together with 2009 revenues of the five largest customers. The relationship between the customers and the suppliers set forth on Schedule 13.1 and the Company or Business are on good terms, and, to the Seller’s Knowledge, no customer or supplier set forth on Schedule 13.1 plans to materially reduce its business or discontinue doing business with the Company or Business. There have been no unresolved billing disputes between the Company or the Business and any such customer or supplier set forth on Schedule 13.1 involving an amount greater than USD 25,000 during the twenty-four (24) months prior to the Completion Date.

13.2
Schedule 13.2 contains a list of the backlog of the Business as of 23 April 2010 in all material respects. This schedule lists the study identification number along with anticipated aggregate cash payments to still be received from each customer after 23 April 2010. For the sake of clarity, no oral contracts, other oral arrangements or any agreements the customer has terminated by written notice are included in Schedule 13.2.

14.	Licenses and Permits
14.1
On Completion, the Seller and the Subsidiary hold all material permits (including for medical devices), concessions, certificates, authorizations, licenses, consent and approvals of governmental entities, which are required under applicable laws in order to conduct the Business as presently conducted (“Permits”) and such Permits are in full force and effect. The Seller conducted the Business in material compliance with all such permits, concessions, licenses and in compliance with applicable laws since 1 January, 2007.

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14.2	To Seller’s Knowledge, there are no threats of any revocation or restriction or subsequent orders relating to any such Permits.
15.	Intellectual Property and Know-How
15.1
Schedule 15.1 contains a list of patents, patent applications, registered trademarks and registered copyrights, domain names, and other registered intellectual property rights owned by or licensed to the Company or the Subsidiary other than third party “off-the-shelf” software (the “Intellectual Property”) or belonging to the Business and owned by Affiliates of the Company as respectively set forth therein. Schedule 15.1 identifies, in each case, the record and beneficial owner thereof and, in the case of any of the foregoing that are owned by a third party and licensed to the Company or the Subsidiary, indicates whether such license is exclusive or non-exclusive.

15.2
“Know-How” shall mean all information not present in the public domain relating to the Business and owned by the Seller as of the date hereof or by the Company or the Subsidiary as of Completion, including trade secrets and information or processes relating to procurement, research and development, information technology, quality management, marketing, logistics, sales and distribution and customer relationship.

15.3
To the Seller’s Knowledge, the Intellectual Property and the Know-How are not subject to any pending proceedings for opposition, cancellation, revocation or rectification which may negatively affect the operation of the Business of the Company or the Subsidiary and to Seller’s Knowledge no third party is infringing, misappropriating or otherwise violating any of the Intellectual Property rights or rights in the Know-How of the Company or the Subsidiary.

15.4
The Seller has taken all commercially reasonable steps to protect the rights of the Company and the Subsidiary in the Intellectual Property and maintain the confidentiality of all information relating to any Know-How. To the Seller’s Knowledge, (i) no employee, officer, director, consultant or advisor of the Company, the Subsidiary is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use know-how or proprietary information of others. All employees, consultants and/or advisors of Company, its Subsidiary, or its predecessor in interest (“Developers”), are contractually obligated to disclose and upon request by Company or Subsidiary to assign all rights in work performed on behalf of the Company to the Company, the Subsidiary, or its predecessor in interest, in as far as legally possible with no retention or reversion of any rights in favour of the employee, consultant or advisor. All necessary signatures have been obtained from all Developers to perfect the filing of all applications and registrations for and assignment to the Company or the Subsidiary, respectively, of such rights in Intellectual Property and Know-How. All compensations for employee inventions, in particular as provided for by the German Law on Employee Inventions (Gesetz über Arbeitnehmererfindungen, ArbnErfG) have been paid when due.

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15.5
To the Seller’s Knowledge, all fees that were due and payable prior to the Completion to maintain the Intellectual Property have been paid, all necessary renewal applications have been filed and all other commercially reasonable steps necessary for their maintenance have been taken and the Company and the Subsidiary have protected as trade secrets any Know-How relating to their respective business against access by third parties.

15.6
Schedule 15.6 contains a complete and correct list of all Intellectual Property and Know-How the Company and the Subsidiary have licensed to a third party, specifying the essential terms of the granting of these licenses. No termination rights of the licensee exist as a consequence of the conclusion or execution of this Agreement.

15.7
Schedule 15.7(a) contains a complete and accurate list (by name) of all products and software of the Company and the Subsidiary that are currently sold, licensed or distributed as applicable or for which the Company or the Subsidiary have any support or maintenance obligations (“Products”), and all products or service offerings of the Company and the Subsidiary that are currently actively under development. All other products and software that are planned for development are set forth on Schedule 15.7(b).

15.8
To the Seller’s Knowledge, the Company and the Subsidiary and the operation of the Business do not materially infringe any intellectual property rights or know-how of third parties, do not infringe any intellectual property rights or know-how of the Seller. To the Seller’s Knowledge, performance, manufacture, use and/or sale of the Products do not infringe any intellectual property rights or know-how of third parties. There is no suit, claim, action, investigation or proceeding threatened, made, pending, conducted or brought by a person alleging any such infringement, misappropriation or violation, by the Company, Seller or Subsidiary.

15.9
To Seller’s Knowledge, except as provided on Schedule 15.9 (i) neither the Intellectual Property nor the Products incorporate, or are combined with, any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from, or distributed with such Open Source Materials be (A) disclosed or distributed in source code form under the terms of any license agreement, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge; and (ii) neither the Intellectual Property nor the Products are used, distributed, licensed, or otherwise transferred with the Open Source Materials (or any derivatives) in a manner that violates the applicable open source license for such Open Source Materials. “Open Source Materials” (i) means any software that (x) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., without limitation, Linux) or (y) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge and (ii) includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.

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15.10
Except pursuant to the contracts listed in Schedule 15.10, neither the Company, the Subsidiary nor any predecessor in interest or any other party acting on behalf of any of them has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Source Code of the Company or its Subsidiary. To Seller’s Knowledge, no event has occurred, that (with or without notice or lapse of time, or both) shall, require the disclosure or delivery of any Source Code by the Company or the Subsidiary or any other party acting on behalf of either of them to any third party. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release of any Source Code from escrow. To Seller’s Knowledge, there exists no breach of or default under any source code escrow provision in any customer contract or under any agreement with an escrow agent or any beneficiaries thereunder. “Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any software source code, in each case for any Product.

16.	Insolvency and Litigation
16.1
No insolvency proceedings have been initiated or applied for against the Seller, the Subsidiary or the Company, nor have any legal proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of the Seller, the Subsidiary or the Company. Neither the Seller, the Subsidiary nor the Company is over-indebted (überschuldet) or illiquid (zahlungsunfähig), nor is illiquidity impending. Neither the Seller, the Subsidiary nor the Company has ceased or suspended payments (Zahlungen eingestellt).

16.2
There are no pending (rechtshängige) and, to Seller’s Knowledge, threatened (by or against the Company or the Subsidiary) cases of litigation (including litigation before labor courts), either before a court or an arbitral tribunal (gerichtliche Rechtsstreitigkeiten oder Schiedsverfahren), and administrative proceedings in which the Company or the Subsidiary is involved, either as plaintiff, defendant or otherwise and to Seller’s Knowledge, except as set forth on Schedule 5.3, there are no facts or circumstances that could reasonably be likely to result in such a case or proceeding. In the last five years prior to the date hereof, the Business has not been involved in a dispute on account of a product liability claim.

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16.3
To the Seller’s Knowledge, except as set forth on Schedule 5.3, neither the Company nor the Subsidiary has designed, manufactured, distributed or put in circulation any product or has provided any services which have resulted or might result in any kind of obligation or liability arising from product liability, infringement of warranties, or any other cause in law, and no such liabilities or obligations have been alleged.

17.	Antitrust
17.1
The Company, the Business and the Subsidiary and, to Seller’s Knowledge, their respective officers and employees have during the past five years complied with applicable Antitrust Laws in all jurisdictions in which they operate or have operated during such period or in which any operations might have taken economic effects.

17.2
“Antitrust Laws” shall mean all applicable laws and regulations regarding the prohibition of agreements or practices restricting competition, the abuse of a dominant market position and the control of concentrations pursuant to the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen); Articles 81 through 89 of the EC-Treaty and any regulations based thereon; Regulation (EC) no. 139/2004 (the EC-Merger Regulation) and Regulation (EC) no. 4064/89 (the former EC-Merger Regulation).

18.	Compliance with Laws
18.1
The operations of the Company and the Subsidiary have been, are, and will through Completion be conducted in material compliance with applicable laws, regulations, ordinances, rules and other binding requirements of any governmental entity (including, without limitation, the United States Food and Drug Administration (“FDA”).

18.2
Neither the Company, the Subsidiary, nor, to Seller’s Knowledge, any person or entity acting on behalf of the Company or the Subsidiary has, directly or indirectly, on behalf of or with respect to the Company or the Subsidiary (i) made or received any unreported political contributions, (ii) made or received any payment that was not legal to make or receive, including, without limitation, gratuities to FDA employees, (iii) created or used any “off-book” bank or cash account or “slush fund,” or (iv) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended.

18.3
The Company and the Subsidiary has either adhered to all applicable FDA Guidance Documents, or used alternative approaches that materially comply with all relevant statutes and regulations. The Company and the Subsidiary are currently certified to the Medical Device Directive 93/42/EEC including 2007/47/EC amendment and ISO 13485:2007 Standard. The FDA has conducted an inspection of the Business which started on April 12, 2010 and resulted in no observations. The Seller has no Knowledge of any facts, circumstances or conditions that could or is reasonably likely to result in a finding by the FDA of a condition in violation of the US Food Drug and Cosmetic Act and its applicable regulations, or any threatened untitled letter, warning letter or enforcement action.

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18.4
Except as set forth on Schedule 18.4, since 1 January 2004, neither the Company nor the Subsidiary, nor the facilities owned or used by the Company or the Subsidiary are subject to any adverse inspection, finding or deficiency, finding of non-compliance, or any other compliance or enforcement action from or by the FDA or any counterpart regulatory authority in any other applicable jurisdiction, nor have the Company or the Subsidiary or, to the Seller’s Knowledge, any facility owned or used by the Company or the Subsidiary, received any regulatory or warning letter, Form 483 warning letter, investigation notice, Section 305 notice (FDA Notice of Possible Criminal Prosecution). There are no pending, or to the Seller’s Knowledge, including but not limited to, any threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by the FDA or by any other regulatory authority related to the Company or the Subsidiary relating to any of the products or services the Company or Subsidiary provides. To Seller’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint or request for information or any such liability.

18.5
Neither the Company nor the Subsidiary has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback or similar law, including 42 USC §1320 a-7b(b) (the “Anti-Kickback Statute”), or any applicable state anti-kickback law. For purposes of this representation, the terms hereof shall have the meaning established by the Anti-Kickback Statute.

18.6
Neither the Company nor the Subsidiary has been debarred and neither the Company nor the Subsidiary has acquiesced to debarment for any period of time under 21 USC. §335a (and the sections cross-referenced therein) or been the subject of a debarment hearing or, to the Seller’s Knowledge, investigation.

19.	IT Systems

The IT systems, including the software, hardware, networks and interfaces used by the Company or the Subsidiary (the “Systems”) are sufficient for the business operations of the Company or the Subsidiary on Completion, as the case may be. All Systems are owned or licensed to, as the case may be, and operated by the Company or the Subsidiary and are under its sole control, except as disclosed in Schedule 19.

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20.	Interested Party Transactions

To Seller’s Knowledge, no director, officer or employee of the Company or the Subsidiary, nor has any director, officer or employee of the Seller had, any direct or indirect interest in (i) any entity which furnished or sold, or furnishes or sells, services or products that the Company or the Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) any entity that purchases from or sells or furnishes any goods or services to the Company or the Subsidiary; or (iii) any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section.

21.	No Finder’s Fee

Neither the Company nor the Subsidiary has incurred any obligation nor is the Company liable for brokerage or finders’ fees or agents’ commissions or similar payments to be made in connection with the transactions contemplated by this Agreement.

22.	No Competition Act Filing

The Seller represents that the Business does not hold assets in the United States (other than investment assets, voting or nonvoting securities of another person, and assets included pursuant to regulation 16 CFR §801.40(d)(2) promulgated under Hart-Scott-Rodino Antitrust Improvements Act) having an aggregate total value in excess of USD 63.4 million and has not made sales, in the most recent fiscal year, in or into the United States in excess of USD 63.4 million. Seller further represents that the sales in or into the United States attributable to the assets of the Business in the most recent fiscal year did not exceed USD 63.4 million.

23.	No other Representations or Warranties

Subject to the warranties expressly contained in this Agreement, the Purchaser agrees to accept the Shares of the Company in the condition they are in on the Completion Date, based upon its own inspection, examination and determination with respect thereto (including any due diligence investigation it has conducted), without relying upon any express or implied warranties or warranties of any nature including any representations or warranties by the Seller, any of its Affiliates or any of their respective employees, advisers or other representatives. The Purchaser acknowledges that the Seller makes no representations, warranties or guarantees and assumes no disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.

24.	Transaction Documents / Bill of Sales

It is understood that the Transaction Documents and the US Transfer Documents shall not be listed in any of the Schedules to this Schedule 3 and that the Seller cannot be held liable because of this fact with respect to any Warranty.

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SCHEDULE 4
Tax Indemnification
1.	Definitions

“Purchaser Group” shall mean the Purchaser and any affiliate of Purchaser within the meaning of Sec. 1 Foreign Tax Act (AStG).

“Taxes” within the meaning of this Agreement means all taxes (Steuern) and surcharges or other auxiliary tax obligations (steuerliche Nebenleistungen) all as defined in Section 3 German Tax Code (Abgabenordnung) or in comparable provisions of foreign jurisdictions or taxes, other public duties and auxiliary tax obligations of other jurisdictions which are comparable to such as defined in Section 3 German Tax Code, including without limitation any withholding taxes and taxes to be deducted at source by the Company or the Subsidiary, taxes for which the Company or the Subsidiary are claimed against as debtor pursuant to Section 133 German Reorganization Act or Section 191 German Tax Code, value added taxes, sales taxes, custom duties as well as any kind of social security insurance premiums as well as related fines and penalties, however excluding, for the avoidance of doubt, deferred taxes in accordance with US and German GAAP.

“Tax Returns” within the meaning of this Agreement means all declarations, notifications, and other documents and records to be filed or presented with or to the Tax Authorities in connection with Taxes.

“Tax Authority” within the meaning of this Agreement means a German or foreign federal, state or municipal authority or another organ of sovereign power in Germany or any foreign jurisdiction.
2.	Tax Warranty

The Vendor hereby warrants to the Purchaser by way of an independent warranty within the meaning of Section 311 (1) German Civil Code that the following statement (the “Tax Warranty”) is complete and accurate in all respects on the Completion Date. This Tax Warranty represents neither a warranty of quality within the meaning of Sections 443, 444 German Civil Code nor an agreement as to quality within the meaning of Section 434 (1) German Civil Code.

2.1	The Company has not filed an application according to Sec. 20 para. 2 phrase 2 of the German Reorganization Tax Act or any other form of similar application until the Completion Date.
2.2	If the Tax Warranty is incorrect, Schedule 2 Clause 1.2 applies correspondingly.

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3.	Tax Indemnification
3.1	Indemnification Obligation

The Vendor shall indemnify and hold harmless at the election of the Purchaser the Purchaser, the Company or the Subsidiary, from and against all Taxes and related penalties which have to be paid by the Company or the Subsidiary allocable to any period prior to and including the Completion Date, irrespective of when such Taxes and related penalties are assessed, due or payable (the “Indemnifiable Taxes”) by paying an amount equal to such Indemnifiable Taxes at the election of the Purchaser to the Purchaser, the Company or the Subsidiary (the “Tax Indemnification Payment”), if and to the extent that such Indemnifiable Taxes have not been paid prior to or on the Completion Date.

3.2	Limitation of Responsibility and Liability

The Vendor shall not be responsible or liable and the Purchaser shall not have a claim for a Tax Indemnification Payment under Schedule 4 if and to the extent that any of the following events occurs or any of the following conditions is fulfilled:

a.	To the extent the claim for a Tax Indemnification Payment is reduced by a Tax reduction (Steuerminderungen) as defined in Clause 5 of Schedule 4; or
b.
The relevant Indemnifiable Tax results from any measure taken by a member of the Purchaser Group after the Completion Date with respect to a period ending prior to or on the Completion Date, provided that such measure has not been taken at the request of the Vendor or required based on mandatory law; or

c.	The realisation of the claim for Tax Indemnification Payment would result in a damage being recovered from the Seller twice with respect to the same claim; or
d.
To the extent that the claim for Tax Indemnification Payment is in respect of Taxes which would not have arisen but for, or have been increased directly or indirectly as a result of a disclaimer, claim or election made or notice or consent given after Completion by a member of the Purchaser Group with respect to, or which affects a period ending prior to or on the Completion Date otherwise than at the request of the Vendor; or

e.
To the extent that the Purchaser or any member of the Purchaser Group has a right of recovery in respect of such Taxes but did not use reasonable endeavors to collect from a person or persons other than the Vendor; or

f.
To the extent the claim would not have arisen but for, or is increased directly or indirectly as a result of the passing of or a change in a law occurring on or after the date of this Agreement with retroactive effect.

3.3	Due Date for Tax Indemnification Payment

The claims of the Purchaser for Tax Indemnification Payment shall become due and payable ten (10) Business Days following the receipt of the Tax Indemnification Notice pursuant to Clause 4 of Schedule 4 by the Purchaser but in no event ten (10) Business Days before the relevant Indemnifiable Tax becomes due and payable.

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4.	Indemnification Procedure
4.1	Tax Indemnification Notice

In the event that any action, claim, demand or proceeding with respect to which the Seller may be liable under this Schedule 4, Schedule 2 Clause 5 shall apply, except as set forth herein.

After Completion, the Purchaser shall give the Vendor written notice (each a “Tax Indemnification Notice”) of any Tax assessment that might give rise to a claim for Tax Indemnification Payment without undue delay after the receipt of such Tax assessment by the Purchaser, the Company or the Subsidiary. The Tax Indemnification Notice shall

a.	state the object of the Tax assessment in reasonable detail; and
b.	state the amount of the Indemnifiable Tax; and
c.	state the Tax reductions (as defined in Clause 5of Schedule 4) which reduce the Tax Indemnification Payment; and
d.	include copies of any notice or other document received from any Tax authority in respect of any such Tax liability.
4.2	Assistance

To the extent requested by the Vendor and required to evaluate the potential Indemnifiable Tax and the Tax reductions, the Purchaser shall provide the Vendor with all relevant information, documents and assistance.

4.3	Cooperation and Information

The Vendor’s prior agreement and consent is required with regard to the filing or amendment of a Tax Return filed for the Company or the Subsidiary which relates to an assessment period prior to and including the Accounts Date provided that such agreement and consent shall not be unreasonably withheld and be deemed given if the Vendor does not provide the Purchaser, the Company or the Subsidiary with a specific proposal for changes within 15 Business Days after the Vendor has received the Tax Return notification from the Purchaser, the Company or the Subsidiary.

The Purchaser shall inform the Vendor without undue delay about any proceeding of any Tax Authority (e.g. announcement of Tax audits, Tax audit findings) which may give rise to a claim of Purchaser under Schedule 4. Purchaser shall provide to Vendor all relevant documents and other information which might reasonably be necessary to evaluate the existence of any such claim.

4.4	Defense
a.
The Vendor shall at its own costs be entitled to direct any measures and actions by the Purchaser, the Company and the Subsidiary to defend against any proceedings of any Tax Authority which may result in a claim of the Purchaser under this Schedule 4. The Purchaser shall in particular

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b.	take such measures and actions as the Vendor may reasonably request to defend against any Indemnifiable Taxes which may result in a liability for Tax Indemnification Payment; and
c.	keep the Vendor informed of the status of the defense at any time without undue delay; and
d.	not acknowledge or settle any claims for Taxes without prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).
5.	Tax Reductions
5.1
If a member of Purchaser Group. is entitled to any benefit by refund, set-off or reduction of Taxes after the Completion Date arising from facts which give rise to Indemnifiable Taxes (“Tax Reduction Amount”), the cash value of such Tax Reduction Amount shall reduce the Tax Indemnification Payment.

5.2	Tax reductions shall include, without limitation, all benefits arising out of or in connection with
a.
the first-time recognition as an asset or a step-up in value in the tax accounts, the extension of depreciation or amortization periods relating to an assessment period prior to and including the Completion Date, to the extent this leads to a step up in value as of the Accounts Date and will reverse in periods after the Completion Date according to scheduled depreciations or amortizations (planmäßige Abschreibungen) or a reduced capital gain, and/or

b.
the non-recognition for Tax purposes of expenses in connection with the establishment of liabilities, provisions, accruals and deferrals, reserves or other kinds of expenses relating to an assessment period prior to and including the Completion Date to the extent this leads to the recognition of expenses for Tax purposes after the Completion Date, and/or

c.
timing adjustments with regard to Value Added Tax (meaning taxes as set forth in Sec. 3 of the German Value Added Tax Statute (UStG) or similar foreign taxes) (e.g. shifting of Input Value Added Tax from an assessment period prior to and including the Completion Date to a period after the Completion Date).

5.3
The Purchaser, or at the election of the Purchaser the Company or the Subsidiary undertake to notify the Vendor of any Tax Reduction Amount pursuant to Clause 5.2 of Schedule 4 without undue delay and in any case in the Tax Indemnification Notice pursuant to Clause 4.1 of Schedule 4

5.4	The cash value of the Tax reductions shall be calculated by applying the following principles:
a.	it is assumed that the total income tax burden of the Company and/or the Subsidiary will be 30%;

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b.	all Tax reductions will be determined abstractly (i.e., without taking into account the concrete tax situation of the Company and/or the Subsidiary);
c.
it is assumed that the Tax reductions arise equally distributed over (i) 15 years in case of a goodwill, (ii) 8 years in case of other depreciable or amortizable fixed assets or in the case of pension provisions, (iii) 3 years in case of other liabilities or provisions, and (iv) 1 year in all other cases;

d.	Tax reductions arising in periods ending before the notification pursuant to Clause4.1 of Schedule 4 shall not be discounted;
e.
Tax reductions arising in periods ending after the notification pursuant to Clause 4.1 of Schedule 4 shall be discounted to the due date as defined in Clause 3.3 of Schedule 4 by applying an interest rate of 6% p.a.

6.	Tax Straddle Period

Taxes for Tax periods beginning 1 January 2010 and ending after the Completion Date (“Straddle Period”) shall be allocated to the Parties as follows:
a.
The respective Straddle Period shall be divided into a time period ending on the Completion Date (“Pre-Completion Date Straddle Period”) and a time period beginning after the Completion Date (“Post-Completion Date Straddle Period”).

b.	The Completion Date shall be regarded for all Taxes as the last day of the respective time period for such Tax Indemnification Payments or Tax refund claims.
c.
The indemnification obligation pursuant to Schedule 4, Clause 3 shall be limited to the Taxes for which the Company or the Subsidiary would be liable on a standalone basis for the Pre-Completion Date Straddle Period.

d.
Taxes attributable to the Pre-Completion Date Straddle Period shall be the Taxes to which the Company or the Subsidiary would be liable if the Pre-Completion Date Straddle Period were a separate Tax assessment period (“als-ob Veranlagung”). To the extent that any Taxes cannot be allocated either to the Pre-Completion Date Straddle Period or the Post-Completion Date Straddle Period, these Taxes shall be allocated on a pro rata temporis basis.

7.	Tax Refunds

If a member of the Purchaser Group, the Company or the Subsidiary receives a Tax refund (which means any tax refunds any Tax credit, including increase of tax credits, set-off of taxes and the reduction or release without corresponding Tax payment of any Tax liability or provision reported in the Accounts) attributable to the Company or the Subsidiary with respect to any period ending prior to or on the Completion Date, an amount equal to such Tax refund shall be paid by the Purchaser, the Company, or the Subsidiary, respectively, to the Vendor if and to the extent that

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7.1	the Tax refund does not result in additional or increased Taxes or other Tax disadvantages;
7.2
the Tax refund results from any measure taken by the Purchaser after the Completion Date, other than the loss carryback to a period ending prior to or on the Completion Date of a Tax attribute that arises after the Completion Date.

Payments pursuant to this Clause 7 of Schedule 4 shall become due within ten (10) Business Days after (the earlier of) (i) the Tax refund or credit has been received by a member of the Purchaser Group, Company or the Subsidiary by payment, set-off, reduction or release of a Tax liability or provision or otherwise, or (ii) the Tax refund has been assessed by the competent Tax authority and become final, binding and non-amendable. The Purchaser shall give the Vendor written notice of any Tax refund that might give rise to a claim pursuant to this Clause without undue delay after (the earlier of) the receipt or the assessment of such Tax refund.

8.	Limitations on Tax Indemnification Payment

Except as otherwise provided in this Schedule 4, the provisions under Schedule 2 Clause 2 shall not apply in the context of this Schedule 4.
9.	Limitation Period

No claim may be made against the Vendor pursuant to this Schedule 4 upon expiry of a limitation period of (i) six months after the final or non-appealable assessment of the relevant tax according to the German General Tax Code or (ii) the expiry of six months after the Completion Date. If the Purchaser makes claims against the Vendor in writing under this Schedule 4, the limitation of such claims shall be suspended. This suspension will end after three months after such Purchaser’s writing.

10.	Fair Market Value

Vendor and Purchaser agree that that for purposes of determining the fair market value for tax purposes of the assets, liabilities, and accruals of the Company caused by the hive out down of the Business from the Seller to the Company as per the hive out date shall be determined on the basis of the Consideration payable under the Agreement, including any adjustments that may be made according to the Agreement after the Completion Date and taking into account those adjustments to be made as are required by law or pursuant to this Agreement and each Party agrees to file all Tax Returns, and financial reports on that basis, and will not file Tax Returns or other financial reports in a manner inconsistent with such position. If one of the Parties infringes this Clause 10, Schedule 2 Clause 1.2 applies accordingly.

11.	Certain Claims under the Hive Out Agreement

The parties agree that a claim made by the Company pursuant to Part I, Section 11, Clause (1) of the Hive Out Agreement is a claim with respect to Taxes with respect to a period that closes on or prior to Completion that is covered by this Schedule 4, provided however, that the parties agree that Clause 3.2 (other than 3.2(c)) of this Schedule 4 shall not apply to such claim.

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SCHEDULE 5
Conditions
Mutual Conditions:
1.
Registration of the Hive Out with the Commercial Register of the Seller pursuant to Sec. 130 and 131 UmwG. It being understood that the Seller shall use commercially reasonable efforts to cause the Hive Out to be registered. It being understood that the Seller shall be entitled to withdraw its application for the Hive Out to be registered in the Commercial Register if the Seller or the Purchaser has terminated this Agreement pursuant to Clause 3.1 of this Agreement.

Seller Conditions:
2.
No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay Completion, shall have been instituted by any person or entity other than a party hereto or an Affiliate thereof before any court or governmental authority and shall be pending that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement.

3.	Purchaser has complied in all material respects with its covenants in the Agreement.
4.	eResearchTechnologies, Inc. will have executed a Guaranty in the form attached as Schedule 9.
5.	The Purchaser will have executed a Transitional Trademark Sublicense Agreement.
6.
The Purchaser will have offered employment to employees of the Business in Ireland and the United Kingdom on terms substantially similar or more favorable to such employees as exist on the date hereof and entered into agreements with those employees who accept such offer.

Purchaser Conditions:
7.
No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay Completion, shall have been instituted by any person or entity other than a party hereto or an Affiliate thereof before any court or governmental authority and shall be pending that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or could reasonably be expected to result in a Material Adverse Effect.

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8.	Since December 31, 2009, there shall not have been a Material Adverse Effect.
9.	Seller has complied in all material respects with its covenants in the Agreement.
10.	CareFusion Corporation will have executed a Guaranty in the form attached as Schedule 9.
11.	CareFusion Corporation will have executed the Confidentiality, Non-Competition and Non-Solicitation Agreement in the form attached as Schedule 5.11.
12.
Seller will deliver consolidated audited financial statements for the Business (as carve-out financial statements) and the Subsidiary as of December 31, 2008 and 2009 and for the respective periods then ended, accompanied by an unqualified audit report of Ernst & Young (the “Audited Financial Statements”), and the Audited Financial Statements shall not materially differ from the Unaudited Financial Statements.

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Schedule 5.11
NONDISCLOSURE, NONCOMPETITION AND NONSOLICITATION AGREEMENT
This Nondisclosure, Noncompetition and Nonsolicitation Agreement (this “Agreement”) is made and entered into as of May 28, 2010 by and between CareFusion Corporation (“CareFusion”), a Delaware corporation, and eResearch Technology, Inc. (“eRT”), a Delaware corporation. CareFusion and eRT are each a “Party” and, collectively, the “Parties” to this Agreement.
WHEREAS, CareFusion Germany 234 GmbH, a limited liability company organized under the laws of the Federal Republic of Germany and an affiliate of CareFusion (“Vendor”) and Blitz F10-acht-drei-fünf GmbH & Co. KG, a limited partnership organized under the laws of the Federal Republic of Germany and a wholly-owned subsidiary of eRT (“Purchaser”), are parties to that certain Agreement dated April  _____, 2010 (the “Purchase Agreement”), pursuant to which Purchaser has agreed to purchase from Vendor all shares in Research Services Germany 234 GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (the “Company”); and
WHEREAS, as a condition to Completion, Purchaser has required that CareFusion enter into this Agreement, and this Agreement is contemplated by Schedule 5, Clause 11 of the Purchase Agreement;
NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement, except that for purposes of this Agreement, the Company and the Subsidiary shall not be considered Affiliates of Vendor. “Confidential Information” means information (however stored) relating to the research services business of the Vendor to be hived-out into the Company which consists of the provision of customized hardware, software and services to support clinical trials through three areas: respiratory, cardiac safety and electronic patient reported outcomes (ePRO) including selling and marketing to pharmaceutical companies and clinical research organizations and other companies or suppliers providing similar hardware, software or services to pharmaceutical companies and clinical research organizations (the “Business,” which, for the avoidance of doubt, includes overread services in connection with clinical trials but does not include any other overread services or the area of telehealth), and which a reasonable person would regard as confidential or which has been so treated by Vendor or the Company as of the date hereof, except for information that (i) was or becomes generally available to the public other than as a result of any action by CareFusion, its Affiliates or their respective directors, officers, partners, employees, agents, affiliates, advisors or financing sources (collectively “Agents”) in violation of this Agreement, (ii) becomes available to CareFusion or its Affiliates on a non-confidential basis from a source other than the Company or its representatives, provided that the recipient is not aware that such source is bound by a confidentiality agreement with the Company that prohibits such disclosure, (iii) was within the possession of CareFusion or its Affiliates prior to its being furnished to CareFusion or its Affiliates by or on behalf of the Company, provided that CareFusion or its Affiliates are not aware that the source of such information was bound by a confidentiality agreement with the Company in respect thereof that prohibited such disclosure to it, or (iv) is independently developed by CareFusion or its Affiliates without violating any obligations hereunder.

Schedule 5.11
2. Nondisclosure. CareFusion undertakes to and covenants with eRT that, except with the consent in writing of eRT, it will not, and shall cause its Affiliates not, for a period of five (5) years after Completion, except as required by law or the rules and regulations of any stock exchange upon which securities of CareFusion or any of its Affiliates are listed or quoted, disclose or divulge to any person (other than to eRT or its Affiliates or to Agents of CareFusion or its Affiliates whose province it is to know the same) or use (other than for the benefit of eRT or its Affiliates) any Confidential Information and shall use reasonable endeavors to prevent publication, disclosure or misuse of any Confidential Information by it or any of its Affiliates, including enforcing its confidentiality agreements with third parties and confidentiality obligations that third parties owe to it. CareFusion and its Affiliates shall be entitled to disclose and use, pursuant to a confidentiality agreement (no less restrictive than this Agreement) to a potential or actual purchaser, investor or lender and its agents and representatives who require the disclosure thereof for purposes relating thereto, Confidential Information in the event CareFusion, its Affiliates or their shareholders contemplate to dispose of shares held in CareFusion, its Affiliates or all or any portion of their business or a debt or equity financing for the benefit of CareFusion or its Affiliates, if and to the extent the disclosure of such Confidential Information is reasonably necessary or appropriate.
3. Noncompetition and Nonsolicitation. CareFusion undertakes to and covenants with eRT that, except with the consent of eRT, it will not, and will cause its Affiliates not to, for a period of five (5) years after Completion:
a. compete with the Business or, except as provided in Section 4 below, own an equity interest in a business that is in competition with the Business, in each case as carried on by the Company on the date hereof. For purposes of this provision, competition shall mean (i) the formation or acquisition of, and participation in, enterprises, as well as (ii) the consultation and/or representation of such enterprises; or
b. directly or indirectly solicit any person who, at any time during the period of twelve (12) months preceding the Completion Date, shall have been an employee, officer or manager of, or consultant to, the Company, to terminate their employment or contract with the Company.

Schedule 5.11
4. Permitted Activities. Nothing in this Agreement shall prevent CareFusion or its Affiliates from:
a. holding an interest as an investment amounting to not more than five percent (5%) of the share capital of any company that carries on any business that competes with the Business; provided, that any influence in the management body of such company is excluded;
b. acquiring (whether by means of a share or asset purchase) as part of a larger acquisition any interest in a business (the “Acquired Business”) that competes or that may compete with the Business where the revenues or the assets from the portion of such acquired business that competes with the Business constituted less than the lesser of (i) twenty percent (20%) of the revenues or assets of the Acquired Business or (ii) $15 million, in each case with revenues calculated based on the twelve (12) months preceding the date of signing an agreement for such transaction or with assets calculated as of the closing of the last fiscal quarter of such Acquired Business preceding the date of signing an agreement for such transaction;
c. employing any person whose employment with the Company is terminated by such employee not less than twelve (12) months prior to the date on which CareFusion or its Affiliate makes an offer of employment to such person or whose employment with the Company is terminated by the Company; or
d. publishing notices of and advertising job listings and openings and hiring employees who respond to such publications or advertisements or who initiate contact with CareFusion or its Affiliates regarding employment opportunities.
5. Remedies. CareFusion agrees that, in the event of any breach or threatened breach by CareFusion of any covenant or obligation contained in this Agreement, eRT shall have the right (in addition and without prejudice to any other remedy at law or in equity that may be available, including monetary damages) to obtain temporary and permanent injunctive relief as necessary to enjoin the conduct in breach or threatened breach, without posting bond or security.
6. Termination. Except as otherwise provided below, this Agreement terminates on May 28, 2015. This Agreement shall terminate automatically and immediately upon any breach by Purchaser of any of its payment obligations under Clause 4 of the Purchase Agreement.
7. Effect of Termination; Survival. Upon termination, all rights and obligations of the Parties hereunder shall terminate and no Party shall have any liability to the other Party, except for obligations of the Parties hereto in Sections 7 through 14, which shall survive the termination of this Agreement, and provided, that nothing herein will relieve any Party from liability for any breach of covenant or obligation contained herein prior to such termination.

Schedule 5.11
8. Notices.
a. All notices and other communications hereunder shall be made in writing and shall be sent by hand delivery, certified mail or reputable courier to the following addresses, or to such other address as is hereafter designated by such party in a written notice to the other parties hereto:
If to CareFusion, to:
CareFusion Corporation
EVP — General Counsel and Secretary
3750 Torrey View Ct.
San Diego, CA 92130
USA
If to eRT, to:
eResearch Technology, Inc.
John Sory
Senior Vice President, Healthcare Solutions
1818 Market Street, Suite 1000
Philadelphia, PA 19103
USA
with a copy to:
eResearch Technology, Inc.
Keith Schneck
Executive Vice President & Chief Financial Officer
1818 Market Street, Suite 1000
Philadelphia, PA 19103
USA
and
Barry M. Abelson
Attorney at Law
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
USA
b. All such notices, requests and communications sent by hand delivery, courier or certified mail will be effective upon delivery to or refusal to accept delivery by the addressee.

Schedule 5.11
9. Jurisdiction and No Jury Trial.
a. Jurisdiction. Each party submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, or if subject matter jurisdiction is not available, the courts of the State of New York sitting in the County of New York.
b. Waiver of Jury Trial. CAREFUSION AND ERT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF CAREFUSION OR ERT.
10. Entire Agreement and Modification. This Agreement supersedes all prior agreements (whether written or oral) between the Parties with respect to its subject matter (excluding the Purchase Agreement) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, waived or otherwise modified except by a written agreement executed by the Party making such amendment, supplement, waiver or modification.
11. Assignment and No-Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of any other Party, which may not be unreasonably withheld, delayed or conditioned. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a permitted assignee pursuant to this Section.
12. Severability. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Specifically and without limiting the foregoing, as to any Affiliate not domiciled in the United States, if any investigation of, or action against, such Affiliate by any governmental body is initiated or threatened as a result of the prohibitions on its activities under Sections 2 or 3 of this Agreement, the periods of such prohibitions shall be construed to be three (3) years and the provisions herein extending such periods beyond three (3) years shall be deemed void as to such Affiliate.

Schedule 5.11
13. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
14. Counterparts. This Agreement may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
[Signature pages to follow.]

Schedule 5.11
IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of May 28, 2010.
CareFusion Corporation, a Delaware corporation

By:
Name:
Title:

Schedule 5.11
 eResearchTechnology, Inc., a Delaware corporation

By:
Name:
Title:

SCHEDULE 6
Operation of the Company Pending Completion
The Seller covenants with the Purchaser that, in the period from the date of this Agreement to Completion, they shall and will procure that the Company and the Subsidiary shall (unless the Purchaser otherwise agrees in writing) or as otherwise provided in this Agreement:
1.
operate its business only in the ordinary course and consistent with past practice (taking into account the completion and registration of the Hive Out Agreement and assuming, for the purposes of this Agreement that the Business has been historically operating in the Company) and not to deviate from such ordinary course without the Purchaser’s prior consent, not to be unreasonably withheld;

2.	preserve the assets of the Business in reasonable good working condition;
3.	keep the necessary Policies in place;
4.
use its best efforts to preserve the Business, to continue the employment or keep available the services of its present officers and employees, and to preserve the good will of customer, subcontractor, suppliers and others having a business relationship with it;

5.	maintain accounting procedures consistent with past practice;
6.	not increase the capital of the Company and the Subsidiary, nor issue any shares nor grant any options thereto or similar rights; and
7.	not change the terms and conditions of the employment of the employees, including Key Employees.

SCHEDULE 7
Completion
1.
The Seller shall deliver or procure to be delivered to the Purchaser the written resignations in the agreed form of James Vincent Wulf as managing director (Geschäftsführer) of the Company, it being understood that the Company shall grant each of them a full and unconditional waiver with respect to any claims the Company may have against each of them, except for any claims based on fraud and willful misconduct.

2.	The Purchaser shall pay the Completion Payment to the Seller.
3.	The Company and the Seller shall enter into a Transition Services Agreement (“TSA”) substantially in the form attached as Schedule 7.3
4.
The Company and the Seller shall enter into supply agreements (“Supply Agreements”) substantially in the form attached as Schedule 7.4 (with each of the Seller and the Company being a supplier to the respective other party).

5.	The Company and the Seller shall enter into two software license agreements substantially in the form attached as Schedule 7.5.
6.	The Company and the Seller shall enter into quality assurance agreements substantially in the form attached as Schedule 7.6.
7.	The Seller shall deliver to the Purchaser:
(1)	a certificate dated the Completion Date and certifying that each of the Conditions has been met with no exceptions;
(2) a certified copy of an excerpt from the Commercial Register of the Company and the Seller showing registration of the Hive Out.
8.	The Seller shall cause its Affiliates to execute and deliver the US Transfer Documents, as applicable.
9.	The Seller shall cause its Affiliates to execute and deliver the trademark and copyright assignment and transfer agreement attached hereto as Schedule 11, as applicable.
10.
The Company and its Affiliates and the Seller and its Affiliates shall enter into the sublease agreements substantially in the form attached as Schedule 12 subject to any changes that may be required in order to obtain the respective landlords’ consent.

1

Set forth below is a list that briefly identifies the schedules and appendices to this exhibit and to schedules to this exhibit that we have omitted because they are not material. Upon the request of the Commission, we will supplementally furnish a copy of any such omitted schedule to the Commission.
Schedules to the SPA
Schedule 3.5 (Appendix I) — a current extract of the commercial register of Biosigna GmbH.
Schedule 7.3 consisted of Annex A (Appendix II) — update of Annex A (Separation Costs) to the Transition Services Agreement entered into between Research Services Germany 234 GmbH and CareFusion Germany 234 GmbH and Schedule A (Appendix III) — update of Schedule A (CareFusion HR Services Term Sheet) to the Transition Service Agreement entered into between Research Services Germany 234 GmbH and CareFusion Germany 234 GmbH.
Schedule 7.4 (Appendix IV) — Schedules 1 (Supply Agreement Prices), 2 (Supply Chain Draft) and 3 (Regulatory Approvals) to the Supply Agreement entered into between Research Services Germany 234 GmbH and CareFusion Germany 234 GmbH in which Research Services Germany 234 GmbH is the supplier.
Schedule 7.4 (Appendix V) — Schedules 1 (Supply Agreement Prices), 2 (Supply Chain Draft) and 3 (Regulatory Approval) to the Supply Agreement entered into between CareFusion Germany 234 GmbH and Research Services Germany 234 GmbH in which CareFusion Germany 234 GmbH is the supplier.
Schedule 8 (Appendix VI) — update of the draft deed including the Partition and Acquisition Agreement between CareFusion Germany 234 GmbH and Research Services Germany 234 GmbH, the draft shareholder’s resolution of CareFusion Germany 234 GmbH and Research Services Germany 234 GmbH and the waiver declarations of CareFusion Germany 506 GmbH and CareFusion Germany 234 GmbH (Hive Out Agreement). The following Appendices were additional attachments to Schedule 8:
Appendix VII was attachment 2.1.a) and 2.1.b) — list of any facility or machines allocable to the independent operating unit RS business including any corresponding manufacturing or business equipment and list of any supplies allocable to the independent operating unit RS business (such as raw materials, utilities, operating supplies, and finished and unfinished products and goods).
Appendix VIII was attachment 2.1.c) — list of intellectual property allocable to the independent operating unit RS business.
Appendix IX was attachment 2.1.d) — list of any contractual relationships and claims allocable to the independent operating unit RS business.
Appendix X was attachment 2.2 — description of office space including floor map.

Appendix XI was attachment 2.4 — list of employees of the independent operating unit RS Business to be transferred according to Section 613a. German Civil Code (BGB).
Appendix XII was attachment 8.9 — conciliation of interests agreement between the management of CareFusion Germany 234 GmbH and its work council (Betriebsrat) concerning the operational change to split the operation.
Schedule 10 consisted of Appendix XIII — (form of copyright assignment agreement between eResearchTechnology, Inc. and the affiliate of CareFusion Germany 234 GmbH that owns the US assets of the Seller’s Group relating to the acquired business, repealed by Amendment dated May 28, 2010) and Appendix XIV (form of trademark transfer agreement between CareFusion 2200, Inc. and eResearchTechnology, Inc.) as an update of the former Schedule 10.
Schedule 5.3 —description of the possible product defect relating to the V1 Adapter.
Schedule 8 — original draft deed including the Partition and Acquisition Agreement between CareFusion Germany 234 GmbH and Research Services Germany 234 GmbH, the draft shareholder’s resolution of CareFusion Germany 234 GmbH and Research Services Germany 234 GmbH and the waiver declarations of CareFusion Germany 506 GmbH and CareFusion Germany 234 GmbH (Hive Out Agreement).
Schedule 10 — original form of trademarks and copyright assignment agreement for US-related assets of the seller’s group that relate to the acquired business.
Schedules to Schedule 3 to the SPA
Schedule 3.5 — copies of the articles of association and for Biosigna GmbH an excerpt from the Commercial Register and reflected all facts and information that required registration for Research Services Germany 234 GmbH and Biosigna GmbH.
Schedule 5.1(a) —copies of the draft consolidated unaudited financial statements for the acquired business (as carve-out financial statements on the basis of the financial statements of CareFusion Germany 234 GmbH) as of December 31, 2008 and 2009 and for the respective periods then ended.
Schedule 6.1 — list of all study results included as part of the archived data.
Schedule 9.1 Part A — list of policies of insurance covering the acquired business.
Schedule 11.1 —list of managing directors of the acquired business and employees of Research Services Germany 234 GmbH and Biosigna GmbH, including position, date of birth, years of service, date of commencement of employment, gross base salary and annual gross target remuneration (regarding the latter, other than the US employees) (including all variable payments and other non-statutory benefits).
Schedule 11.3 — a list of all employment contracts that significantly deviate from the standard employment contract of the acquired business.

Schedule 11.6(a) —list of all employee incentive plans applicable to certain employees of the acquired business.
Schedule 11.6(b) —list of certain employees entitled under such plans including the respective figures (target amounts, etc.).
Schedule 11.7 — Employee who was entitled to compensation resulting from a (current or prospective) post-contractual non-compete obligation.
Schedule 11.8 — statutory pension rights.
Schedule 11.9 —list of all Research Services Germany 234 GmbH practice and custom, collective bargaining agreements, work agreements and other collective agreements applicable to Research Services Germany 234 GmbH and Biosigna GmbH, including, but not limited to, conciliation of interests agreements and social plans.
Schedule 11.10 — complete and correct list of all works councils and joint works councils, including its members and substitutes.
Schedule 11.12 — details of Research Services Germany 234 GmbH and Biosigna GmbH use of labor lease within the last four years.
Schedule 11.16 — list of the employees who (i) terminated or were known to have had any intention to terminate its employment, or (ii) were known to be a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other person besides Research Services Germany 234 GmbH or Biosigna GmbH that would have been material to the performance of such employee’s employment duties, or the ability of Blitz F10-acht-drei-fünf GmbH & Co. KG to conduct the acquired business.
Schedule 11.17 — list of instances where Research Services Germany 234 GmbH had offered or agreed to any future variations in the terms and conditions of the employment of certain employees of Research Services Germany 234 GmbH other than in the ordinary course of business.
Schedule 12.1 —list of the following types of contracts to which Research Services Germany 234 GmbH or BIOSIGNA GmbH is a party or which relates to the business, assets, operations or prospects of Research Services Germany 234 GmbH or BIOSIGNA GmbH (subject in some instances to a dollar threshold or termination rights), (i) agreements relating to the acquisition or sale of interests in other businesses, (ii) joint venture, partnership and similar contracts, (iii) rental and lease agreements and other rights relating to real estate, (iv) loan agreements and other debt instruments, (v) guarantees, indemnities and suretyships, (vi) contracts providing or limiting intellectual property rights, (vii) non-compete agreements, (viii) any continuing payment obligations and (ix) contracts with customers providing for the sale of goods or the provision of services.

Schedule 12.6 — list of required consents or approvals as a consequence of the Hive Out or as a consequence of the consummation of the transactions contemplated by the acquisition.
Schedule 13.1 — list of the five (5) largest customers of, and the three (3) largest suppliers providing goods and services to, Research Services Germany 234 GmbH or the acquired business for the twelve (12) month period ended March 31, 2010, together with 2009 revenues of the five largest customers.
Schedule 13.2 — list of the backlog of the acquired business as of 23 April 2010 in all material respects.
Schedule 15.1 — list of patents, patent applications, registered trademarks and registered copyrights, domain names, and other registered intellectual property rights owned by or licensed to Research Services Germany 234 GmbH or Biosigna GmbH other than third party “off-the-shelf” software or belonging to the acquired business and owned by Affiliates of Research Services Germany 234 GmbH as respectively set forth therein.
Schedule 15.6 —list of all intellectual property and know-how Research Services Germany 234 GmbH or Biosigna GmbH have licensed to a third party, specifying the essential terms of the granting of these licenses.
Schedule 15.7 (a) —list (by name) of all products and software of Research Services Germany 234 GmbH and Biosigna GmbH that were being sold, licensed or distributed as applicable or for which Research Services Germany 234 GmbH or Biosigna GmbH had any support or maintenance obligations, and all products or service offerings of Research Services Germany 234 GmbH and Biosigna GmbH that were actively under development.
Schedule 15.7(b) — all other products and software that were planned for development.
Schedule 15.9 — disclosures relating to open source materials and the intellectual property and products of the acquired business.
Schedule 15.10 — blank schedule confirming absence of disclosure or delivery of any source code of Research Services Germany 234 GmbH or Biosigna GmbH.
Schedule 18.4 — disclosures regarding certain regulatory actions, investigations and notices.
Schedule 19 — disclosure regarding ownership, licensure and operation of IT systems, including the software, hardware, networks and interfaces, by Research Services Germany 234 GmbH or Biosigna GmbH.
Schedules to Schedule 5 to the SPA
Schedule 9 — form of Guaranty executed by eResearchTechnology, Inc. and CareFusion Corporation.

Schedule 5.11 — form of Confidentiality, Non-Competition and Non-Solicitation Agreement executed by CareFusion Corporation.
Schedules to Schedule 7 to the SPA
Schedule 7.3 — form of Transition Services Agreement entered into between Research Services Germany 234 GmbH and CareFusion Germany 234 GmbH.
Schedule 7.4 —form of supply agreements entered into between Research Services Germany 234 GmbH and CareFusion Germany 234 GmbH (with each of CareFusion Germany 234 GmbH and Research Services Germany 234 GmbH being a supplier to the respective other party).
Schedule 7.5 — form of two software license agreements entered into between Research Services Germany 234 GmbH and CareFusion Germany 234 GmbH.
Schedule 7.6 — quality assurance agreements in substantially the form entered into between Research Services Germany 234 GmbH and CareFusion Germany 234 GmbH.
Schedule 11 — form of trademark and copyright assignment and transfer agreement CareFusion Germany 234 GmbH caused its Affiliates to execute with Jaeger Nederland B.V. and deliver.
Schedule 12 — form of sublease agreements, subject to any changes that may be required in order to obtain the respective landlords’ consent, entered into between Research Services Germany 234 GmbH and its Affiliates and CareFusion Germany 234 GmbH and its Affiliates.